Exhibit 10.42
_______________________________________________________________________

U.S. $250,000,000

CONTINUING AGREEMENT FOR LETTERS OF CREDIT
DATED AS OF
OCTOBER 15, 2010
AMONG

CAMERON INTERNATIONAL CORPORATION
AND CERTAIN SCHEDULED SUBSIDIARIES

AS APPLICANTS

AND

CITIBANK, N.A.

AS LETTER OF CREDIT ISSUER

_______________________________________________________________________

TABLE OF CONTENTS                                                                                                                                              Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.	Certain Defined Terms	1
Section 1.02.	Computation of Time Periods	15

Section 1.03.	Accounting Terms	15
Section 1.04.	Miscellaneous	15

ARTICLE II

AMOUNT AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

Section 2.01.	Letters of Credit	15
Section 2.02.	Fees	18

Section 2.03.	Administration; Reimbursement; Demand Loans	19
Section 2.04.	Default Interest	20

Section 2.05.	Yield Protection	20
Section 2.06.	Capital Adequacy	21

Section 2.07.	Illegality	21
Section 2.08.	Payments and Computations	22

Section 2.09.	Taxes	22
Section 2.10.	Reduction or Termination of the Commitment; Effect of Termination23

Section 2.11.	Transfers; Assignments of Proceeds	23
Section 2.12.	Modifications of a Letter of Credit	24

Section 2.13.	Cash Collateral for Letter of Credit Liabilities	24

ARTICLE III

CONDITIONS

Section 3.01.	Initial Conditions Precedent	25
Section 3.02.	Additional Conditions to Each Letter of Credit	26

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties	27

ARTICLE V

COVENANTS

Section 5.01.	Financial Reporting	31
Section 5.02.	Use of Proceeds	33

Section 5.03.	Notice of Default	33
Section 5.04.	Conduct of Business	33

Section 5.05.	Taxes	34
Section 5.06.	Insurance	34

Section 5.07.	Compliance with Laws	34
Section 5.08.	Maintenance of Properties	34

Section 5.09.	Inspection	34
Section 5.10.	Credit Agreement Notices	34

[Missing Graphic Reference]

Section 5.11.	Capital Stock and Dividends	35
Section 5.12.	Indebtedness	35

Section 5.13.	Merger	36
Section 5.14.	Sale of Assets	36

Section 5.15.	Sale of Accounts	36
Section 5.16.	Liens	36

Section 5.17.	Affiliates	37
Section 5.18.	Environmental Matters	37

Section 5.19.	Restrictions on Subsidiary Payments	37
Section 5.20.	ERISA Compliance	38

Section 5.21.	Total Debt to Total Capitalization Ratio	38
Section 5.22.	Post-Closing Obligations	38

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01.	Events of Default	39
Section 6.02.	Remedies	41

Section 6.03.	Application of Amounts Received Following the Occurrence of an Event of Default	42

ARTICLE VII

MISCELLANEOUS

Section 7.01.	Amendments, Etc	43
Section 7.02.	Notices, Etc	43

Section 7.03.	No Waiver; Remedies	46
Section 7.04.	Costs, Expenses; Indemnity; Limitation of Liability	46

Section 7.05.	Right of Set-Off	48
Section 7.06.	Assignments	48

Section 7.07.	Governing Law; Entire Agreement	49
Section 7.08.	Interest	49

Section 7.09.	Confidentiality	49
Section 7.10.	Execution in Counterparts	50

Section 7.11.	Domicile of Loans	50
Section 7.12.	Binding Effect	50

Section 7.13.	WAIVER OF JURY TRIAL	51
Section 7.14.	Severability	51

Section 7.15.	FORUM SELECTION AND CONSENT TO JURISDICTION	51
Section 7.16.	DAMAGES	52

Section 7.17.	Appointment of Process Agent	52
Section 7.18	Patriot Act Notice	52

Section 7.19.	Survival of Agreements, Representations and Warranties, Etc	53
Section 7.20.	Judgment Currency	53

Section 7.21.	Currency Conversion	53
Section 7.22.	Exchange Rates	54

Section 7.23.	Additional Subsidiary Applicants	54

SCHEDULES:

Schedule 1.01(a)                                Existing Letters of Credit
Schedule 1.01(b)                                Pricing Schedule
Schedule 4.01(h)(i)                                Subsidiaries
Schedule 4.01(h)(ii)                                Subsidiary Applicants
Schedule 5.16                                           Liens

EXHIBITS:

Exhibit A                                CitiDirect Documents
Exhibit B                                Form of Compliance Certificate
Exhibit C                                Form of Notice of Letter of Credit

CONTINUING AGREEMENT FOR LETTERS OF CREDIT

THIS CONTINUING AGREEMENT FOR LETTERS OF CREDIT is entered into as of October 15, 2010 among CAMERON INTERNATIONAL CORPORATION, a Delaware corporation ("Cameron"), certain subsidiaries of Cameron, as Subsidiary Applicants, and CITIBANK, N.A., as letter of credit issuer.

WITNESSETH:

WHEREAS, Cameron has requested that the Letter of Credit Issuer establish in its favor a revolving letter of credit facility in the aggregate principal amount of U.S. $250,000,000 (as such amount may decrease in accordance with the terms hereof), pursuant to which one or more standby letters of credit would be issued for the account of Cameron and its Subsidiary Applicants; and

WHEREAS, the Letter of Credit Issuer is willing to issue such letters of credit and to make such revolving letter of credit facility available to Cameron and the Subsidiary Applicants on the terms and subject to the conditions and requirements hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "controls" (including the terms "controlled by" or "under common control with") includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise.

"Agreement" means this Continuing Agreement for Letters of Credit, as amended, supplemented or modified from time to time.

"Agreement Currency" has the meaning specified in Section 7.20.

"Alternative Base Rate" means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i) the fluctuating commercial loan rate announced by the Letter of Credit Issuer from time to time at its New York, NY office (or other corresponding office, in the case of any successor Letter of Credit Issuer) as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by the Letter of Credit Issuer on loans to any of its customers); and

(ii) the sum of (x) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next business day, provided that (A) if such day is not a business day, the rate on such transactions on the immediately preceding business day as so published on the next business day shall apply, and (B) if no such rate is published on such next business day, the rate for such day shall be the average of the offered rates quoted to the Letter of Credit Issuer on such day for such transactions by three (3) federal funds brokers of recognized standing as selected by the Letter of Credit Issuer, plus (y) a percentage per annum equal to one-half of one percent (½%).

Any change in the Alternative Base Rate due to a change in the prime rate or federal funds rate specified in clauses (i) or (ii) above, shall be effective on the effective date of such change in the prime rate, federal funds rate, as applicable.

"Applicant" means Cameron and each Subsidiary Applicant, as applicable, provided that if a Subsidiary Applicant is an Applicant, Cameron shall be a co-Applicant, and in that case, "Applicant" means such Subsidiary Applicant together with Cameron.

"Approved Currency" means Dollars, Euros, and Sterling, and any other currency mutually agreed between Cameron and the Letter of Credit Issuer.

"Asset Disposition" means any sale, transfer, or other disposition of any asset of Cameron or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course, the sale of obsolete or excess machinery, equipment, or furniture in the ordinary course, and the sale of accounts and notes receivable permitted by Section 5.14).

"Bank Guaranty" means a guaranty executed by the Letter of Credit Issuer with respect to obligations of an Applicant and provided pursuant to this Agreement.

"Bankruptcy Code" means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

"Business Day" means any day of the year except (a) Saturday and Sunday, (b) any day on which the Letter of Credit Issuer is required or authorized to close in New York City, New York or Houston, Texas, or (c) if the applicable Business Day relates to the issuance or Modification of, or a draw under, or a payment in respect of obligations related to (i) a Letter of Credit denominated in Sterling, any day on which the Letter of Credit Issuer is required or authorized to close in London, England, or (ii) a Letter of Credit denominated in Euros, any day that is not a TARGET Day or (iii) a Letter of Credit denominated in any other Approved Currency besides Dollars, Euros or Sterling, any day on which the Letter of Credit Issuer is authorized or required by law to remain closed in the relevant jurisdiction and any other day that the Letter of Credit Issuer determines in its reasonable discretion shall be unavailable for purposes of transactions in or the settlement of payments in such other Approved Currency.

"Calculation Date" means (a) with respect to any Letter of Credit, each of the following: (i) each date of issuance of any Letter of Credit denominated in any currency other than Dollars, (ii) each date of a Modification of any Letter of Credit denominated in any currency other than Dollars, and (iii) each date of any payment by the Letter of Credit Issuer under any Letter of Credit denominated in any currency other than Dollars, (b) the last Business Day of each calendar quarter, and (c) such additional dates as the Letter of Credit Issuer shall reasonably require.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

"Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d 3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of Cameron.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Letter of Credit Issuer (or, for purposes of Section 2.06, by the Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, for purposes of this Agreement, the adoption and effectiveness of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any request, guideline or directive in connection therewith shall be deemed to be a Change in Law.

"CitiDirect Communications" has the meaning specified in Section 7.02(d).

"CitiDirect Documents" means those documents, certificates and instruments reasonably required by the Letter of Credit Issuer to be executed by each Applicant for the implementation of the CitiDirect Electronic Platform, including those attached as Exhibit A.

"CitiDirect Electronic Platform" means Citibank, N.A.'s standard internet-based electronic banking platform for communicating transactional information and instructions between the Letter of Credit Issuer and the Applicants.

"Code" means the Internal Revenue Code of 1986 as amended from time to time, or any successor Federal tax code, and any reference to any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.

"Commitment" means the Letter of Credit Issuer's obligation to issue Letters of Credit pursuant to Section 2.01, in the amount set forth on the Letter of Credit Issuer's signature page to this Agreement, or in the amount set forth in the assignment pursuant to which the Letter of Credit Issuer assumed its Commitment, as applicable, as such obligations may be reduced from time to time as expressly provided pursuant to this Agreement; provided that the aggregate Commitment shall not exceed $250,000,000 at any time.

"Commitment Fee" has the meaning specified in Section 2.02(a).

“Commitment Fee Rate” means, with respect to Letters of Credit of any Type, at any time, the percentage rate per annum set forth as the “Commitment Fee” applicable at such time as set out in the Pricing Schedule in the attached Schedule 1.01(b).

"Commitment Termination Date" means the earliest of (i) the Maturity Date and (ii) the date on which the Commitment is terminated in full or reduced to zero pursuant to Section 2.10 or Section 6.02.

"Compliance Certificate" means a certificate substantially in the form of Exhibit B.

"Consolidated" refers to the consolidation of the accounts of Cameron and its Subsidiaries in accordance with GAAP.

"Consolidated EBITDA" means (a) Consolidated Net Income for any applicable period plus, to the extent deducted from revenues in determining Consolidated Net Income (i) Consolidated Interest Expense for such period, (ii) expenses for income and franchise taxes paid or accrued during such period, (iii) depreciation and amortization for such period, (iv) non-recurring, non-cash charges for such period, and (iv) extraordinary losses incurred during such period other than in the ordinary course of business minus, to the extent included in Consolidated Net Income, extraordinary gains realized in such period other than in the ordinary course of business, all calculated for Cameron and its Subsidiaries on a consolidated basis, and (b) includes, on a pro forma basis, Consolidated EBITDA of any Person acquired in accordance with Section 5.13 for the four fiscal quarters most recently ended prior to the date of such acquisition, provided that the Consolidated EBITDA of any such acquired Person may be included in the Consolidated EBITDA of Cameron only if Cameron provides to the Letter of Credit Issuer, prior to or simultaneously with the delivery of any Compliance Certificate including the Consolidated EBITDA of such Person, financial statements of such Person for the fiscal year of such Person most recently ended, audited by independent certified public accountants reasonably acceptable to the Letter of Credit Issuer and including, at a minimum, a balance sheet, income statement, and statement of cash flows.

"Consolidated Indebtedness" means at any time the Indebtedness of Cameron and its Subsidiaries calculated on a Consolidated basis as of such time.

"Consolidated Interest Expense" means, with reference to any period, the interest expense, whether paid or accrued, of Cameron and its Subsidiaries calculated on a consolidated basis for such period as determined in accordance with GAAP.

"Consolidated Net Income" means, for any period, the net income (or loss) of Cameron and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

"Consolidated Net Worth" means at any time the consolidated stockholders' equity of Cameron and its Subsidiaries calculated on a consolidated basis as of such time; provided that any changes in consolidated stockholders' equity as a result of (a) foreign currency translation adjustments and (b) any change in the fair value of any Financial Contract pursuant to Financial Accounting Standards Board Bulletin No 133, in each case after the date hereof, shall be excluded when computing Consolidated Net Worth.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, bank guaranties, operating agreement, take or pay contract, a standby letter of credit which supports a payment obligation, or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership, and specifically excluding commercial letters of credit, standby letters of credit, and bank guaranties, in each case, which support performance obligations.

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Cameron or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Credit Document" means this Agreement, each Notice of Letter of Credit, each Letter of Credit, each CitiDirect Document and each other document or instrument executed and delivered in connection with this Agreement.

"Default" means an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

"Demand Loan" has the meaning specified in Section 2.03.

"Dollars" and "$" means lawful money of the United States of America.

"Dollar Equivalent" means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Letter of Credit Issuer using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 7.22 or as otherwise expressly provided herein.

"Drawing Document" has the meaning specified in Section 2.01(b).

"Effective Date" has the meaning specified in Section 3.01.

"Eligible Assignee" means (i) any Affiliate of the Letter of Credit Issuer and (ii) if no Event of Default has occurred and is continuing, with the consent of Cameron (which consent will not be unreasonably withheld; provided that Cameron shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Letter of Credit Issuer within five (5) Business Days after receiving notice thereof), any other commercial bank or financial institution not covered by clause (i) of this definition; provided that neither Cameron nor any Subsidiary or Affiliate of Cameron shall be an Eligible Assignee.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"Equity Interest" means as to any Person, any capital stock, partnership interest, joint venture interest, company interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, together with the regulations thereunder, as in effect from time to time.

"Euro" or "E" means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

"Event of Default" means an event described in Section 6.01.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor statute.

"Exchange Rate" means at any time, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency.  In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Letter of Credit Issuer and Cameron, or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Letter of Credit Issuer based on current market spot rates in accordance with the provisions of Section 7.22; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Letter of Credit Issuer after consultation with Cameron, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

"Excluded Taxes" means, in the case of the Letter of Credit Issuer, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Letter of Credit Issuer is incorporated or organized.

"Existing Letters of Credit" means, collectively, all letters of credit identified on Schedule 1.01(a) hereto and outstanding on the Effective Date.

"Expiration Date" means, for any Letter of Credit, the later of (i) the Stated Expiry Date of such Letter of Credit or such earlier date, if any, on which such Letter of Credit is permanently cancelled in writing by the applicable Applicant, the beneficiary thereof and each transferee, if any, thereof, and (ii) if an Extension Event shall occur in respect of such Letter of Credit, the date on which the Letter of Credit Issuer shall receive an opinion from its counsel to the effect that a final and nonappealable judgment or order has been rendered or issued either terminating the order, injunction or other process or decree restraining the Letter of Credit Issuer from paying under such Letter of Credit or permanently enjoining the Letter of Credit Issuer from paying under such Letter of Credit.

"Extension Event" means, in respect of any Letter of Credit, that at any time the Letter of Credit Issuer shall have been served with or otherwise be subjected to a court order, injunction or other process or decree restraining or seeking to restrain such Letter of Credit Issuer from paying any amount under the Letter of Credit and either (i) there has been a drawing under such Letter of Credit which the Letter of Credit Issuer would otherwise be obligated to pay or (ii) the Stated Expiry Date of such Letter of Credit has occurred but the right of the beneficiary or transferee to draw under such Letter of Credit has been extended past such date in connection with the pendency of the related court action or proceeding.

"FDIC" means the Federal Deposit Insurance Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.

"Financial Contract" of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (b) any Rate Management Transaction.

"Financial Letter of Credit" means a Letter of Credit other than a Performance Letter of Credit.

"Financial Letter of Credit Percentage" means, at any time, the percentage obtained by dividing the Letter of Credit Liabilities with respect to all Financial Letters of Credit outstanding at such time (including any Financial Letter of Credit for which a Notice of Letter of Credit has been submitted) by the Letter of Credit Liabilities with respect to all Letters of Credit outstanding at such time (including any Financial Letter of Credit for which a Notice of Letter of Credit has been submitted).

"GAAP" means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.  All calculations for purposes of determining compliance with the financial covenants set forth in Section 5.21, however, shall be adjusted to reflect GAAP accounting principles and policies consistent with those in effect on December 31, 2009.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or European Central Bank).

"Guaranty", by any Person, means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness, or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof.  For computational purposes, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

"Hazardous Materials" means the substances identified as such pursuant to CERCLA and any chemicals, substances, and wastes regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum or petroleum products Released into the environment, radionuclides, radioactive materials, and medical and infectious waste.

"Illegality Event" has the meaning specified in Section 2.07.

"Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) Contingent Obligations, (h) reimbursement obligations of such Person in respect of drawn letters of credit or acceptance financing, (i) Off-Balance Sheet Liabilities, or (j) any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person; provided that, this defined term "Indebtedness" shall, except for purposes of clause (h) hereof, specifically exclude obligations of a Person in respect of commercial letters of credit, standby letters of credit, and bank guaranties, in each case, which support performance obligations, without regard to whether such obligations are secured or unsecured.

"Indemnified Parties" has the meaning specified in Section 7.04(b).

"Information" has the meaning specified in Section 7.09.

"ISP" means International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and subsequent revision thereof adhered to by the Letter of Credit Issuer on the date such Letter of Credit is issued.

"Issuance Date" has the meaning specified in Section 3.02.

"Issuance Fee" has the meaning specified in Section 2.02(b).

"Issuance Fee Rate" means, with respect to Letters of Credit of any Type, at any time, the percentage rate per annum set forth as the "Issuance Fee" applicable at such time to Letters of Credit of such Type as set out in the Pricing Schedule in the attached Schedule 1.01(b).

"JPMorgan Credit Agreement" means that certain Credit Agreement dated as of April 14, 2008 among Cameron International Corporation, the other parties named therein as borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as a lender and the other lenders party thereto, as amended by that First Amendment to Credit Agreement and Waiver dated on or about the Effective Date.

"Judgment Currency" has the meaning specified in Section 7.20.

"Letter of Credit" means each standby letter of credit issued or deemed issued by the Letter of Credit Issuer pursuant to Section 2.01 (including the Existing Letters of Credit), as extended or otherwise Modified by the Letter of Credit Issuer from time to time.

"Letter of Credit Issuer" means Citibank, N.A. (or any Affiliate or branch designated by Citibank, N.A. or, in the case of a Bank Guaranty, any foreign branch or Affiliate designated by Citibank, N.A.) in its capacity as Letter of Credit Issuer hereunder and any successor in such capacity pursuant to Section 7.06.

"Letter of Credit Issuer Parties" has the meaning assigned to such term in Section 7.02(d).

"Letter of Credit Liabilities" means the maximum aggregate amount of all undrawn portions of Letters of Credit (after giving effect to any step up provision or other mechanism for increases, if any, and assuming compliance with all conditions to drawing) plus the aggregate amount of all drawings under Letters of Credit which are unpaid.

"Letter of Credit Payment Date" has the meaning specified in Section 2.03.

"L/C Collateral Account" means each blocked deposit account to be established and maintained at the office of the Letter of Credit Issuer (or an Affiliate thereof) in the name of the Letter of Credit Issuer as collateral security for the Letter of Credit Liabilities.

"L/C Related Documents" has the meaning specified in Section 2.01(b).

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Losses" has the meaning specified in Section 7.04(b).

"Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of Cameron and its Subsidiaries, taken as a whole, (ii) the ability of Cameron or any Subsidiary Applicant to perform its obligations under the Credit Documents to which it is a party, or (iii) the validity or enforceability of this Agreement or any of the other material Credit Documents or the rights or remedies of the Letter of Credit Issuer thereunder.

"Material Indebtedness" is defined in Section 6.01(e).

"Material Subsidiary" means any Subsidiary of Cameron, which Subsidiary holds or constitutes 10% or more of either the Consolidated assets or Consolidated EBITDA of Cameron.

"Maturity Date" means October 15, 2013.

"Modify" and "Modification" have the meaning specified in Section 2.01(a).

"Moody's" means Moody's Investors Service, Inc. or any successor thereto.

"Multiemployer Plan" means a Plan as defined in Section 4001(a)(3) of ERISA to which Cameron or any member of the Controlled Group is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which Cameron or member of the Controlled Group, and one or more employers other than Cameron or a member of the Controlled Group, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Cameron or any member of the Controlled Group made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

"Non-U.S. Applicant" has the meaning specified in Section 2.05(b).

"Notice of Letter of Credit" has the meaning specified in Section 2.01(a).

"Obligations" means all obligations (liquidated, contingent or otherwise) from time to time owed by Cameron or any Subsidiary pursuant to, as a result of or in connection with any of the Credit Documents, including all Reimbursement Obligations owed to the Letter of Credit Issuer and all obligations to pay fees, costs, expenses, indemnities and other amounts under any Credit Document.

"Off-Balance Sheet Liability" of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (c) any liability under any Synthetic Lease transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (d) Operating Leases.

"Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

"Other Taxes" has the meaning specified in Section 2.09(b).

"Overdraft Rate" means a per annum interest rate established from time to time by Citibank, N.A. applicable to overdrawn amounts from the Reimbursement Account.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

"Payment Office" means the office of the Letter of Credit Issuer located at 3800 Citibank Center, Building B, 3rd Floor, Attn: Standby Letter of Credit Unit, Tampa, FL 33610, or such other office as the Letter of Credit Issuer may designate by written notice to Cameron.

"PBGC" means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

"Performance Letter of Credit" means a Letter of Credit qualifying as a "performance-based standby letter of credit" under 12 CFR Part 3, Appendix A, Section 3(b)(2)(i) or any successor U.S. Comptroller of the Currency regulation.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

"Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Cameron or any member of the Controlled Group may have any liability.

"Prescribed Forms" shall mean such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Letter of Credit Issuer providing the forms or statements, (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Applicants to make payments hereunder for the account of the Letter of Credit Issuer free of deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

"Process Agent" has the meaning specified in Section 7.17.

"property" or "asset" (in either case, whether or not capitalized) of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Protective Letter of Credit" means a Letter of Credit issued to support a Bank Guaranty.

"Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Cameron or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

"Reimbursement Account" has the meaning specified in Section 2.03.

"Reimbursement Obligation" has the meaning specified in Section 2.03.

"Regulation U" means Regulation U of the Federal Reserve Board, as the same is from time to time in effect.

"Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Reset Date" has the meaning assigned to such term in Section 7.22(a).

"Responsible Officer" means, the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, Treasurer or the Assistant Treasurer of Cameron.

"Sale Leaseback Transaction" of any Person means any arrangement entered into by such Person or any Subsidiary of such Person, directly or indirectly, whereby such Person or any Subsidiary of such Person shall sell or transfer any property, whether now owned or hereafter acquired, to any other Person (a "Transferee"), and whereby such first Person or any Subsidiary of such first Person shall then or thereafter rent or lease as lessee such property or any part thereof or rent or lease as lessee from such Transferee or any other Person other property which such first Person or any Subsidiary of such first Person intends to use for substantially the same purpose or purposes as the property sold or transferred.

 “SEC” means the United States Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission.

"Securities Act" means the Securities Act of 1933, as amended, and any successor statute.

"S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and any successor thereto.

"Single Employer Plan" means a Plan, other than a Multiemployer Plan, maintained by Cameron or any member of the Controlled Group for employees of Cameron or any member of the Controlled Group.

"Standard Letter of Credit Practice" means any domestic or foreign law or letter of credit practices applicable in the city in which the Letter of Credit Issuer issued the applicable Letter of Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be.  Such practices shall be (i) of banks that regularly issue Letters of Credit in the particular city and (ii) required or permitted under the UCP or ISP, as chosen in the applicable Letter of Credit.

"Sterling" means the lawful currency of the United Kingdom.

"Stated Expiry Date" means the original expiration date stated on the face of any Letter of Credit, or such other date, if any, to which the Letter of Credit Issuer extends the expiration of such Letter of Credit at the request of the applicable Applicant.

"Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Cameron.

"Subsidiary Applicant" means a Subsidiary specified as a Subsidiary Applicant on Schedule 4.01(h) attached hereto and made a part hereof, or added as a Subsidiary Applicant pursuant to a joinder in connection with Section 7.23.

"Substantial Portion" means, with respect to the Property of Cameron and its Subsidiaries, Property which represents more than the greater of (a) $300,000,000 and (b) 20% of the Consolidated assets of Cameron and its Subsidiaries as would be shown in the Consolidated financial statements of Cameron and its Subsidiaries as at the beginning of the quarter ending with the month in which such determination is made.

"Synthetic Lease" means (a) any lease that is treated as an Operating Lease under GAAP but for which Cameron or any of the Subsidiaries is viewed as the owner of the leased Property under the Code and (b) guaranties by Cameron or any of the Subsidiaries of the obligations of the lessor of such leased Property which are secured by the payments due under the lease of such Property.

"TARGET Day" means any day on which the Trans-European Automatic Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euros.

"Taxes" has the meaning specified in Section 2.09(a).

"Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Cameron or any other member of a Controlled Group from such Plan during a plan year in which Cameron or any other member of a Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan, or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

"Total Capitalization" means, at any time, the sum of Total Debt and Consolidated Net Worth at such time.

"Total Debt" means, at any time, that part of the Consolidated Indebtedness of Cameron and the Subsidiaries at such time which would be reflected on a balance sheet prepared in accordance with GAAP.

"Type", when used in reference to any Letter of Credit, refers to whether such Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit, as determined by the Letter of Credit Issuer in accordance with Section 2.01.

"UCP" means Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or No. 600 and any subsequent revision thereof adhered to by the Letter of Credit Issuer on the date such Letter of Credit is issued.

"Unfunded Liabilities" means the amount (if any) by which the actuarial present value of the benefit attributed by the pension benefit formula under all Single Employer Plans to employee service rendered prior to that date (based on current and past compensation levels) exceeds the fair value of all Plan assets, all determined as of the last day of the Applicants' fiscal year using a calculation methodology, discount rate, expected return on Plan assets, rate of compensation increase, and other gain or loss components required or permitted under Statement of Financial Accounting Standards No. 87 in presenting the projected benefit obligation.

"Wholly-Owned Subsidiary" of any Person means (a) any Subsidiary of such Person all of the Equity Interests (other than shares required to law to be owned by another Person, director's qualifying shares and other immaterial interests) in which are owned by such Person and/or one or more other Wholly-Owned Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled by such Person.

"Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".  Unless otherwise indicated, all references to a particular time are references to New York City time.

Section 1.03. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.04. Miscellaneous.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The term "including" shall mean "including, without limitation,", the term "include" shall mean "include, without limitation," and the term "includes" shall mean "includes, without limitation,".

ARTICLE II

AMOUNT AND TERMS OF THE LETTERS OF CREDIT

Section 2.01. Letters of Credit.

(a) The Letter of Credit Issuer agrees, on the terms and conditions herein set forth, to issue standby Letters of Credit for the account of any Applicant and to renew, extend, increase, decrease or otherwise modify each Letter of Credit ("Modify" and each such action a "Modification"), in each case in any Approved Currency, from time to time on any Business Day during the period from the date hereof until the Maturity Date; provided that (i) at no time shall the Letter of Credit Liabilities exceed the total Commitment, and (ii) no Letter of Credit shall have a Stated Expiry Date later than two years from its date of issuance, or such later date agreed by the Letter of Credit Issuer in its sole discretion.  The Letter of Credit Issuer shall issue (or Modify) each Letter of Credit on notice given by the Applicant to the Letter of Credit Issuer not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed issuance (or Modification) of such Letter of Credit.  Each such notice of a Letter of Credit (a "Notice of Letter of Credit") shall be submitted to the Letter of Credit Issuer under the CitiDirect Electronic Platform (or, prior to the completion of the installation of the CitiDirect Electronic Platform, and thereafter if requested by the Letter of Credit Issuer, by telecopier) in substantially the form of Exhibit C, specifying therein the requested (i) date of issuance (or Modification) of such Letter of Credit (which shall be a Business Day), (ii) amount of such Letter of Credit and the Approved Currency in which such amount shall be denominated, (iii) expiration date of such Letter of Credit, and (iv) purpose and terms of such Letter of Credit and other information contemplated by Exhibit C.  Additionally, if requested by the Letter of Credit Issuer, Cameron shall execute and deliver to the Letter of Credit Issuer an application for letter of credit on the Letter of Credit Issuer's standard form or on another form agreed upon by Cameron and the Letter of Credit Issuer.  The Letter of Credit Issuer shall decide in its sole discretion, and indicate to the Applicant promptly after receiving any Notice of Letter of Credit, whether such Letter of Credit would be classified for purposes of capital adequacy or reserve requirements as a Financial Letter of Credit or a Performance Letter of Credit.  The Letter of Credit Issuer may, at its option, issue any Letter of Credit on behalf of an Applicant by causing any foreign or domestic branch or Affiliate of the Letter of Credit Issuer to issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of the Applicant to repay all drawings and other amounts due under such Letter of Credit in accordance with the terms of the Credit Documents. Any Protective Letter of Credit issued under this Agreement and any Bank Guaranty it supports must be denominated in the same Approved Currency.  On the Effective Date, all Existing Letters of Credit shall automatically, without any action on the part of any Person, be deemed to be Letters of Credit issued and outstanding hereunder, and shall be subject to and governed by the terms and conditions hereof.

(b) The relevant Applicant shall pay to the Letter of Credit Issuer the amount of each payment made by the Letter of Credit Issuer under any Letter of Credit in accordance with Section 2.03 and the other provisions of the Credit Documents.  The obligations of each Applicant under this Agreement and any other agreement or instrument relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "L/C Related Documents");

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Applicant in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that any Applicant may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any other matter;

(iv) payment by the Letter of Credit Issuer against presentation of any draft, demand or claim for payment under any Letter of Credit presented for purposes of drawing under any Letter of Credit ("Drawing Document") that does not comply with the terms of such Letter of Credit or which proves to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person (or a transferee of a Person) purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(v) any dispute between or among any Applicant and/or any Subsidiaries, any of their Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred;

(vi) the Letter of Credit Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(vii) the Letter of Credit Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under the Letter of Credit;

(viii) the Letter of Credit Issuer or any correspondent having previously paid against fraudulently signed or presented Drawing Documents (whether or not the relevant Applicant reimbursed the Letter of Credit for such drawing);

(ix) any exchange, release or non-perfection of any collateral for, or any release or amendment or waiver of or consent to departure from any guarantee of, all or any of the obligations of any Applicant in respect of any Letter of Credit;

(x) the issuance of a Letter of Credit (or any Modification thereto) in a form other than substantially as requested by the Applicant, unless the Letter of Credit Issuer receives written notice from such Applicant of such error within three Business Days after such Applicant shall have received a copy of the Letter of Credit (or such Modification); or

(xi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing, that might, but for this paragraph, constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, an Applicant's obligations hereunder (whether against the Letter of Credit Issuer, the beneficiary or any other Person).

however, this Section 2.01(b) shall not limit any right of any Applicant to make a claim against the Letter of Credit Issuer to the extent provided in Section 2.01(d).

(c) Each Applicant assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to the use of such Letter of Credit. Except as otherwise expressly provided in this Agreement, neither the Letter of Credit Issuer nor any branch, Affiliate or correspondent bank of the Letter of Credit Issuer nor any of their respective employees, agents, officers or directors shall be liable or responsible for: (i) the use that may be made of any Letter of Credit issued by it or any acts or omissions of any beneficiary or transferee of any Letter of Credit issued by it in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be invalid, insufficient, fraudulent or forged; (iii) payment by the Letter of Credit Issuer against presentation of documents that do not strictly comply with the terms of the relevant Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, or (v) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit issued by it.  In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order and shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, without responsibility for further investigation, regardless of any notice or information to the contrary.

(d) Each Applicant shall have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer shall be liable to such Applicant, to the extent of any direct damages suffered by such Applicant that are determined by a court of competent jurisdiction in a final, non-appealable judgment to have been caused by the Letter of Credit Issuer's (i) willful misconduct or (ii) gross negligence.  No provision of Section 2.01(c) shall be construed to limit or impair a claim by any Applicant under this Section 2.01(d), and the Letter of Credit Issuer's liability to any Applicant under this Section 2.01(d) shall not be limited by the limitations on its liability set out in Section 2.01(c).

Section 2.02. Fees.

(a) Commitment Fee.  Cameron agrees to pay to the Letter of Credit Issuer a commitment fee, which shall accrue at the Commitment Fee Rate on the daily amount by which the Letter of Credit Issuer's Commitment exceeds the aggregate maximum amount of all undrawn portions of Letters of Credit (such fee, a "Commitment Fee"), in the case of the Letter of Credit Issuer, from the date hereof, and in the case of a successor Letter of Credit Issuer, from the date on which it assumed a Commitment or acquired Obligations, in each case, until the Commitment Termination Date.  Accrued Commitment Fees shall be calculated in arrears for the quarters ended each March 31, June 30, September 30, and December 31 and payable quarterly in arrears on the 7th day of each January, April, July and October, commencing January 7, 2011, and on the Commitment Termination Date.  The Commitment Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Issuance Fee.  Cameron agrees to pay to the Letter of Credit Issuer an issuance fee for each Letter of Credit, which shall accrue at the Issuance Fee Rate for the relevant Type of Letter of Credit on the daily amount of the Letter of Credit Liabilities with respect to such Letter of Credit (such fee, an "Issuance Fee"), in the case of the Letter of Credit Issuer, from the date hereof and, in the case of a successor Letter of Credit Issuer, from the date on which it assumed a Commitment or acquired Obligations, in each case until the date on which the Letter of Credit Issuer ceases to have any Letter of Credit Liabilities.  Accrued Issuance Fees shall be calculated in arrears for the quarters ended each March 31, June 30, September 30, and December 31 and payable quarterly in arrears on the 7th day of each January, April, July and October, commencing January 7, 2011, and on the date the Letter of Credit Issuer shall have no further Letter of Credit Liabilities.  The Issuance Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees.  Cameron shall pay to the Letter of Credit Issuer such other fees as may be separately agreed to by Cameron and the Letter of Credit Issuer, as applicable, in writing. Additionally, Cameron agrees to pay to the Letter of Credit Issuer, (i) in connection with each Letter of Credit issued by the Letter of Credit Issuer, customary issuance and administrative fees and expenses for such Letter of Credit and (ii) in connection with Bank Guaranties or other obligations supported by a Protected Letter of Credit, all fees and expenses of the Letter of Credit Issuer's foreign Affiliates or branches for such Bank Guaranties and other obligations, as agreed from time to time between the Letter of Credit Issuer or such foreign Affiliates or branches and Cameron.

Section 2.03. Administration; Reimbursement; Demand Loans.  (a) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the Letter of Credit Issuer shall promptly notify the applicable Applicant as to the amount demanded to be paid by the Letter of Credit Issuer and the proposed payment date.  Upon its determination to honor any such demand for payment, the Letter of Credit Issuer shall promptly notify the applicable Applicant of such determination and the Letter of Credit Issuer's intended payment date therefor (the "Letter of Credit Payment Date").

(b) The relevant Applicant shall be irrevocably and unconditionally obligated to reimburse the Letter of Credit Issuer for any amounts of any payment made by the Letter of Credit Issuer under any Letter of Credit issued by it for the account of such Applicant (any such amount, a "Reimbursement Obligation").  Each Reimbursement Obligation shall be due from such Applicant on the Letter of Credit Payment Date, without presentment, demand, protest or other formalities of any kind, and payable on the later of (i) the Letter of Credit Payment Date and (ii) the date that is two Business Days after the date the Letter of Credit Issuer notifies such Applicant of its determination to honor any such demand for payment.  The relevant Applicant shall deposit the amount of the Reimbursement Obligation in a deposit account or accounts to be established and maintained at the office of the Letter of Credit Issuer (the "Reimbursement Account") no later than the date such Reimbursement Obligation is payable by such Applicant pursuant to the immediately preceding sentence. The Letter of Credit Issuer shall from time to time withdraw funds then held in the Reimbursement Account to pay any Reimbursement Obligation that is due under this Agreement. Any Reimbursement Obligation that is not paid on or prior to the relevant Letter of Credit Payment Date (including by set-off against the Reimbursement Account) shall bear interest from the relevant Letter of Credit Payment Date until and including the earlier of (i) the date such Reimbursement Obligation is paid and (ii) the date such Reimbursement Obligation becomes payable pursuant to this Section 2.03(b), at a rate per annum equal to the Overdraft Rate in effect from time to time.  All payments of Reimbursement Obligations shall be made in the same Approved Currency in which the payment on the underlying Letter of Credit was made.

(c) If an Applicant shall fail to pay a Reimbursement Obligation to the Letter of Credit Issuer after such Reimbursement Obligation has become due and payable pursuant to Section 2.03(b), such Reimbursement Obligation shall immediately constitute, without necessity of further act or evidence, a loan (a "Demand Loan") made by the Letter of Credit Issuer to such Applicant on the date of such Reimbursement Obligation in a principal amount equal to such Reimbursement Obligation and repayable upon demand in the Approved Currency in which such Reimbursement Obligation is denominated, together with interest on the principal amount of such Demand Loan remaining unpaid from time to time, payable on demand and computed from the date such Demand Loan is made as specified above to the date of repayment in full thereof, at a rate per annum equal to the Alternative Base Rate in effect from time to time plus 2% per annum. Each Applicant shall repay the principal of all Demand Loans on the earlier of demand and the Commitment Termination Date.

Section 2.04. Default Interest.  The Applicants shall pay interest on, to the fullest extent permitted by law, the amount of any Reimbursement Obligations, interest, Commitment Fee, Issuance Fee, other fee or other amount payable hereunder that is not paid when due and payable, from the date such amount shall be due and payable, until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to the Alternative Base Rate in effect from time to time plus 2% per annum.

Section 2.05. Yield Protection.  (a)  If any Change in Law:

(i) subjects the Letter of Credit Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Letter of Credit Issuer in respect of any Letters of Credit, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Letter of Credit Issuer, or

(iii) imposes any other condition the result of which is to increase the cost to the Letter of Credit Issuer of issuing, or committing to issue, or making a payment in respect of, Letters of Credit, or reduces any amount receivable by the Letter of Credit Issuer in connection with its Letters of Credit, or requires the Letter of Credit Issuer to make any payment calculated by reference to the amount of Letters of Credit or interest or Issuance Fees received by it, by an amount deemed material by the Letter of Credit Issuer, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer of issuing, or committing to issue, or making a payment in respect of, Letters of Credit, or to reduce the return received by the Letter of Credit Issuer in connection with such Letters of Credit, Commitment Fees or Issuance Fees, then, within 15 days of demand by the Letter of Credit Issuer, the Applicants shall pay the Letter of Credit Issuer such additional amount or amounts as will compensate the Letter of Credit Issuer for the actual increased cost or reduction in amount received.

(b) If any law or any governmental or quasi governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by the Letter of Credit Issuer, and the result of the foregoing is to increase the cost to the Letter of Credit Issuer of issuing, or committing to issue, or making a payment in respect of, Letters of Credit upon the request of, or of making or maintaining its Commitment to, any Applicant that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Applicant") or to reduce the return received by the Letter of Credit Issuer in connection with such Letters of Credit applied for by, or Commitment to any Non-U.S. Applicant, then, within 15 days of demand by the Letter of Credit Issuer, such Non-U.S. Applicant shall pay the Letter of Credit Issuer such additional amount or amounts as will compensate it for such increased cost or reduction in amount received.

Section 2.06. Capital Adequacy.  (a) If the Letter of Credit Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Letter of Credit Issuer’s capital or on the capital of the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which the Letter of Credit Issuer or the Letter of Credit Issuer's holding company could have achieved but for such Change in Law (taking into consideration the Letter of Credit Issuer's policies and the policies of the Letter of Credit Issuer's holding company with respect to capital adequacy), then from time to time the Applicants shall, within 15 days of demand by the Letter of Credit Issuer, pay to the Letter of Credit Issuer such additional amount or amounts as will compensate the Letter of Credit Issuer or the Letter of Credit Issuer's holding company for any such reduction suffered.

(b) Failure or delay on the part of the Letter of Credit Issuer to demand compensation pursuant to this Section 2.06 or Section 2.05 shall not constitute a waiver of the Letter of Credit Issuer's right to demand such compensation; provided that the Applicants shall not be required to compensate the Letter of Credit Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Letter of Credit Issuer notifies the relevant Applicant of the Change in Law giving rise to such increased costs or reductions and of the Letter of Credit Issuer's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Applicant contained in this Section 2.06 and Section 2.05 shall survive the payment in full of all Obligations and the termination of the Commitment.

Section 2.07. Illegality.  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful, or any governmental authority, central bank or comparable agency shall assert that it is unlawful (such unlawfulness or such assertion of unlawfulness being an "Illegality Event"), for the Letter of Credit Issuer to issue any Letter of Credit, then, on notice thereof and demand therefor by the Letter of Credit Issuer to Cameron, the obligation of the Letter of Credit Issuer to issue any such Letters of Credit shall be suspended until the time set forth in the next succeeding sentence. The suspension of the obligations of the Letter of Credit Issuer to issue Letters of Credit shall terminate upon the withdrawal by the Letter of Credit Issuer of its notice and demand with respect to the Illegality Event referenced in this Section 2.07.  If an Illegality Event has ceased to exist, the Letter of Credit Issuer shall promptly withdraw its notice and demand by giving written notice of withdrawal to Cameron.

Section 2.08. Payments and Computations.  (a)  The Applicants shall make each payment under any Credit Document not later than 3:00 P.M. (New York City time), or in the case of payment in any currency other than Dollars, not later than 11:00 A.M. (New York City time), on the day when due and payable in same day funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes as set forth in Section 2.09 (i) in the case of a payment of Reimbursement Obligations, by depositing funds into the Reimbursement Account as set forth in Section 2.03(b) and (ii) in the case of other payments, by delivering funds to the Letter of Credit Issuer at its Payment Office.

(b) All computations of fees and interest shall be made by the Letter of Credit Issuer on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees or interest are payable.  Each determination by the Letter of Credit Issuer of a rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

Section 2.09. Taxes.  (a)  Any and all payments by the Applicants hereunder or under the other Credit Documents shall be made, in accordance with Section 2.08, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholdings, and all liabilities with respect thereto, excluding, in the case of the Letter of Credit Issuer, Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as "Taxes").  If any Applicant shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Document to the Letter of Credit Issuer, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) the Letter of Credit Issuer receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Applicant shall make such deductions and (iii) such Applicant shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Applicants agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Credit Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the any other Credit Document (hereinafter referred to as "Other Taxes").

(c) The Applicants will indemnify the Letter of Credit Issuer for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.09) paid by the Letter of Credit Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto except as a result of the gross negligence or willful misconduct of the Letter of Credit Issuer, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date the Letter of Credit Issuer makes written demand therefor.  The Letter of Credit Issuer shall not be indemnified for Taxes incurred or accrued more than 180 days prior to the date that the Letter of Credit Issuer notifies Cameron thereof.

(d) Within 90 days after the date of any payment of Taxes by or at the direction of any Applicant, such Applicant will furnish to the Letter of Credit Issuer, at its address referred to in Section 7.02, (i) the original or a certified copy of a receipt evidencing payment thereof, if the relevant taxing authority provides a receipt, or (ii) if the relevant taxing authority does not provide a receipt, other reasonable evidence of the payment thereof.  Should the Letter of Credit Issuer ever receive any refund, credit or deduction from any taxing authority to which the Letter of Credit Issuer would not be entitled but for the payment by an Applicant of Taxes as required by this Section 2.09 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by the Letter of Credit Issuer in its sole discretion), the Letter of Credit Issuer thereupon shall repay to such Applicant an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by the Letter of Credit Issuer and determined by the Letter of Credit Issuer to be attributable to such refund, credit or deduction.

(e) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Applicants contained in this Section 2.09 shall survive the payment in full of all Obligations and termination in full of the Commitment.

Section 2.10. Reduction or Termination of the Commitment; Effect of Termination.  (a)  Cameron shall have the right at any time and from time to time, upon at least three Business Days' prior and irrevocable written notice to the Letter of Credit Issuer, to terminate in whole or reduce in part the unused portions of the Commitment, with any partial reduction to be in an amount not less than $5,000,000 in integral multiples of $5,000,000; provided that the Commitment may not be reduced to an amount less than the Dollar Equivalent of the aggregate amount of outstanding Letter of Credit Liabilities (after giving effect to payments on such proposed termination or reduction date). Any termination of the Commitment pursuant to this Section 2.10 is permanent and may not be reinstated.

(b) Upon and at all times after the Commitment is terminated in full pursuant to any provision of this Agreement, the Commitment shall be zero and the Letter of Credit Issuer shall have no further obligation to issue any Letters of Credit.

Section 2.11. Transfers; Assignments of Proceeds.  If, at an Applicant's request, a Letter of Credit is issued in transferable form, the Letter of Credit Issuer shall have no duty to determine the proper identity of anyone appearing in any transfer request, Drawing Document, or other document as transferor or transferee, nor shall the Letter of Credit Issuer be responsible for the validity, appropriateness or correctness of any transfer.  The Letter of Credit Issuer is not obligated to recognize an assignment of proceeds of a Letter of Credit unless and until the Letter of Credit Issuer consents to such assignment; and, except as otherwise required by applicable law, the Letter of Credit Issuer shall not be obligated to give or withhold its consent to an assignment of proceeds of a Letter of Credit; however, if the Letter of Credit Issuer consents to an assignment of proceeds of the Letter of Credit, the Letter of Credit Issuer shall have no duty to determine the proper identity of anyone appearing to be the assignor or assignee, nor shall the Letter of Credit Issuer be responsible for the validity, appropriateness or correctness of any such assignment.

Section 2.12. Modifications of a Letter Credit. This Agreement shall be binding upon each Applicant with respect to any Modification of a Letter of Credit made at any Applicant's request or with any Applicant's consent.  Each Applicant's Obligations shall not be reduced or impaired in any way by any agreement by the Letter of Credit Issuer and the beneficiary of a Letter of Credit extending the Letter of Credit Issuer's time to honor or to give notice of discrepancies, and any such agreement shall be binding upon any Applicant.

Section 2.13. Cash Collateral for Letter of Credit Liabilities.

(a) The Applicants hereby pledge, and grant to the Letter of Credit Issuer a first priority security interest in all funds held in any L/C Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations.  The Letter of Credit Issuer shall have sole control over each L/C Collateral Account and shall from time to time withdraw funds then held in any L/C Collateral Account to satisfy the payment of the Obligations as shall have become or shall become due under this Agreement.  The Letter of Credit Issuer shall exercise reasonable care in the custody and preservation of any funds held in any L/C Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Letter of Credit Issuer accords its own property, it being understood that the Letter of Credit Issuer shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds or for investing such funds.

(b) If at any time, and for so long as, the Dollar Equivalent of the Letter of Credit Liabilities exceeds the total Commitment, each Applicant agrees that it shall maintain cash collateral in an L/C Collateral Account in an amount equal to 100% of such excess, in the same currency or currencies as certain Letters of Credit to which such excess may be attributed.  Such amounts shall be payable to the Letter of Credit Issuer in immediately available funds no later than two Business Days after the Letter of Credit Issuer gives written notice of such excess to the Applicant.  If, at any time when cash collateral is maintained pursuant to this Section 2.13(b), the Dollar Equivalent of the Letter of Credit Liabilities ceases to exceed the total Commitment, the Letter of Credit Issuer shall return such cash collateral to the relevant Applicants promptly upon request by such Applicants.

(c)  If a Letter of Credit has an Expiration Date later than the Maturity Date, the relevant Applicant agrees that it will, without any demand or the taking of any other action by the Letter of Credit Issuer and no later than the later of (i) 90 days prior to the Maturity Date and (ii) the date the Letter of Credit Issuer issues such Letter of Credit, pay to the Letter of Credit Issuer immediately available funds in an amount equal to 100% of the stated amount of such Letter of Credit, in the same currency in which such Letter of Credit is denominated, which funds shall be deposited into an L/C Collateral Account and held as cash collateral for the Obligations.  If, at any time when cash collateral is maintained pursuant to this Section 2.13(c) with respect to a Letter of Credit, the Expiration Date of such Letter of Credit ceases to be later than the Maturity Date, the Letter of Credit Issuer shall return such cash collateral to the relevant Applicant promptly upon request by such Applicant.

(d) In addition, the Applicants shall provide cash collateral for Letter of Credit Liabilities as set forth in Section 6.02.

ARTICLE III

CONDITIONS

Section 3.01. Initial Conditions Precedent.  The obligation of the Letter of Credit Issuer to issue the initial Letter of Credit pursuant to the terms and conditions of this Agreement is subject to the condition precedent that the Letter of Credit Issuer shall have received on or before the day of issuance of the initial Letter of Credit the following, each dated on or before such day, in form and substance reasonably satisfactory to the Letter of Credit Issuer (the first day when all such conditions have been satisfied or waived is hereinafter referred to as the "Effective Date"):

(a) Duly executed signature pages to this Agreement and the CitiDirect Documents (including by facsimile or other electronic means) in a sufficient number of signed counterparts as requested by the Letter of Credit Issuer.

(b) A certificate of the Secretary or an Assistant Secretary of each Applicant certifying (i) the resolutions of the board of directors of such Applicant authorizing the execution of each Credit Document to which such Applicant is a party, (ii) the charter and bylaws or other applicable organizational documents of such Applicant, (iii) certificates of existence, good standing and qualification from appropriate government officials with respect to each Applicant, (iv) all other documents evidencing any necessary company action and governmental, shareholder and third-party consents, approvals and filings, if any, with respect to each such Credit Document and the transactions thereunder, and (v) the names and true signatures of the officers (or agents) authorized to sign each Credit Document to be executed by it.

(c) A certificate of a Responsible Officer of Cameron certifying (i) that the representations and warranties contained in each Credit Document are true and correct as of the Effective Date, (ii) as to the satisfaction of all conditions set forth in this Section 3.01, (iii) no Event of Default or Default exists on the Effective Date or would result therefrom, (iv) the absence of any Material Adverse Effect since the date of Cameron's last audited financial statements, and (v) the annual Consolidated audited financial statements of Cameron and its Subsidiaries for the fiscal year ended December 31, 2009 and the quarterly Consolidated unaudited Consolidated financial statements of Cameron and its Subsidiaries for the fiscal quarters ended March 31, 2010 and June 30, 2010, in each case delivered to the Letter of Credit Issuer prior to the Effective Date, are true and correct copies of such financial statements, fairly present the Consolidated financial condition of Cameron as of such dates, and were, to the best of such officer's knowledge, prepared in conformity with GAAP.

(d) Certificates of existence, good standing and qualification from appropriate state officials with respect to Cameron and each Subsidiary Applicant and foreign equivalents for each Non-U.S. Applicant.

(e) A legal opinion of Porter & Hedges L.L.P., counsel to the Applicants, including without limitation certain specific no-conflicts opinions to the JPMorgan Credit Agreement and Cameron's other debt documents, in form and substance reasonably satisfactory to the Letter of Credit Issuer.

(f) A legal opinion of William C. Lemmer, Esq., in-house counsel to the Applicants, in form and substance reasonably satisfactory to the Letter of Credit Issuer.

(g) Evidence of appointment by each Non-U.S. Applicant of CT Corporation System as its domestic process agent in accordance with Section 7.17.

(h) The audited Consolidated financial statements of Cameron and its Subsidiaries dated as of December 31, 2009 and unaudited Consolidated financial statements of Cameron and its Subsidiaries dated as of March 31, 2010 and June 30, 2010.

(i) All documents required for the establishment of the Reimbursement Account, executed by the Applicant.

(j) There shall exist no pending or threatened litigation, request, directive, injunction, stay, order, or proceeding since December 31, 2009 that could reasonably be expected to have a Material Adverse Effect.

(k) All documentation and other information that the Applicants are required by bank regulatory authorities to deliver to the Letter of Credit Issuer under applicable "know your customer" and anti-money laundering rules and regulations, including Title III of the Patriot Act, that has been identified by the Letter of Credit Issuer and notified to the Applicants.

(l) Evidence of payment by the Applicants of all accrued fees, expenses and disbursements required to be paid by the Applicants on the date hereof, including the fees and expenses of counsel to the Letter of Credit Issuer.

(m) Such other documents, governmental certificates, conditions, agreements and lien searches as the Letter of Credit Issuer may reasonably request.

Section 3.02. Additional Conditions Precedent to Each Letter of Credit.  The obligation of the Letter of Credit Issuer to issue or Modify each Letter of Credit shall be subject to the additional conditions precedent that, on the date of issuance (or Modification) of such Letter of Credit (the "Issuance Date"), the following statements shall be true (and each of the giving of the applicable Notice of Letter of Credit and the acceptance by the applicable Applicant of the issuance (or Modification) of such Letter of Credit shall constitute a representation and warranty by the Applicant that on the Issuance Date, such statements are true):

(i) The representations and warranties contained in Section 4.01 and the other Credit Documents are true and correct as of the Issuance Date (other than those representations and warranties that expressly relate solely to a specific earlier date and that remain true and correct as of such earlier date), after giving effect to the issuance (or Modification) of such Letter of Credit, as though made on and as of such date.

(ii) No Event of Default or Default has occurred and is continuing, or would result from the issuance (or Modification) of such Letter of Credit.

(iii) No Default (as defined in the JPMorgan Credit Agreement) has occurred and is continuing under the JPMorgan Credit Agreement or would result from the issuance (or Modification) of such Letter of Credit, and such Letter of Credit would not be prohibited by the JPMorgan Credit Agreement.

(iv) The relevant Applicant shall have delivered to the Letter of Credit Issuer a Notice of Letter of Credit with respect to such Letter of Credit.

(v) If such Letter of Credit is to be a Financial Letter of Credit, as determined by the Letter of Credit Issuer in accordance with Section 2.01, Cameron shall have delivered to the Letter of Credit Issuer a certificate of a Responsible Officer of Cameron demonstrating that the Financial Letter of Credit Percentage would not be greater than 10% after giving effect to the issuance (or Modification) of such Financial Letter of Credit, unless otherwise approved by the Letter of Credit Issuer in its sole discretion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties.  Each of the Applicants represents and warrants to the Letter of Credit Issuer as follows:

(a) Existence and Standing.  Each of the Applicants is a corporation, partnership or limited liability company (or comparable foreign entity) duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing (or foreign equivalent) under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.  Each of the Applicants and each of the Subsidiaries is duly qualified and in good standing (to the extent applicable) as a foreign corporation or other business entity and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where the failure to qualify may not reasonably be expected to have a Material Adverse Effect.

(b) Authorization and Validity.  Each of the Applicants has the power and authority and legal right to execute and deliver the Credit Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each Applicant of the Credit Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or similar proceedings, and the Credit Documents to which each of the Applicants is a party constitute legal, valid and binding obligations of such Applicant enforceable against each such Applicant in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

(c) No Conflict; Government Consent.  Neither the execution and delivery by each of the Applicants of the Credit Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Applicant or any of their respective Subsidiaries or (ii) any Applicant's or any of their Subsidiaries' articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any of the Applicants or any of their respective Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Applicant or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Applicants or any of their Subsidiaries, is required to be obtained by any Applicant or any of their Subsidiaries in connection with the execution and delivery of the Credit Documents, the borrowings under this Agreement, the payment and performance by the Applicants of the Obligations or the legality, validity, binding effect or enforceability of any of the Credit Documents.

(d) Financial Statements.  The audited Consolidated financial statements for the fiscal year ended December 31, 2009 of Cameron and its Subsidiaries and the quarterly Consolidated unaudited financial statements for the fiscal quarters ended March 31, 2010 and June 30, 2010 of Cameron and its Subsidiaries, in each case heretofore delivered to the Letter of Credit Issuer, were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in accordance with GAAP the Consolidated financial condition and operations of Cameron and its Subsidiaries at such date and the Consolidated results of their operations for the period then ended.

(e) No Material Adverse Effect.  No event or condition has occurred or arisen since December 31, 2009 which could reasonably be expected to have a Material Adverse Effect.

(f) Taxes.  Cameron and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed, whether in the United States or in any foreign jurisdiction, and have paid or provided for the payment of all taxes due pursuant to said returns or pursuant to any assessment received by Cameron or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists.  The United States income tax returns of Cameron and its Subsidiaries have been audited by the Internal Revenue Service (or the applicable statute of limitations has expired) through the years ending December 31, 2006.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of Cameron and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

(g) Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Cameron or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the issuing of any Letter of Credit hereunder.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, Cameron has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 4.01(d).

(h) Subsidiaries.  Schedule 4.01(h)(i) contains an accurate list of all Subsidiaries of Cameron as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by Cameron or other Subsidiaries.  Schedule 4.01(h)(ii) contains an accurate list of all Subsidiaries of Cameron that are Subsidiary Applicants.  Each Subsidiary is a Wholly-Owned Subsidiary, all of the issued and outstanding shares of capital stock of which is owned by Cameron or one of its Wholly-Owned Subsidiaries.  All of the issued and outstanding shares of capital stock of each Subsidiary or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable, and are free and clear of all Liens.  No authorized but unissued or treasury shares of capital stock of any Subsidiary are subject to any option, warrant, right to call, or commitment of any kind or character.  Except as set out on Schedule 4.01(h)(i), no Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set out in the certificate or articles of incorporation or other charter document of Cameron or such Subsidiary.

(i) ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $50,000,000.  Neither Cameron nor any other member of the Controlled Group has incurred, or is reasonably expected by Cameron to incur, any withdrawal liability to Multiemployer Plans.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no material Reportable Event has occurred with respect to any Plan, neither Cameron nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan.

(j) Accuracy of Information.  No information, exhibit or report furnished by Cameron or any of its Subsidiaries to the Letter of Credit Issuer in connection with the negotiation of, or compliance with, the Credit Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

(k) Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of Cameron and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

(l) Material Agreements.  Neither Cameron nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither Cameron nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

(m) Compliance With Laws.  Cameron and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

(n) Ownership of Properties.  Cameron and its Subsidiaries have good title, free of all Liens other than those permitted by Section 5.16, to all of the Property and assets reflected in Cameron's most recent Consolidated financial statements provided to the Letter of Credit Issuer as owned by Cameron and its Subsidiaries.

(o) Plan Assets; Prohibited Transactions.  None of the Applicants is an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the issuing of any Letter of Credit hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(p) Environmental Matters.  In the ordinary course of its business, the officers of Cameron consider the effect of Environmental Laws on the business of Cameron and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to Cameron and its Subsidiaries due to Environmental Laws.  On the basis of this consideration, Cameron has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  None of Cameron or any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non compliance or remedial action is reasonably expected by Cameron to have a Material Adverse Effect.

(q) Investment Company Act.  None of Cameron or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

(r) Reportable Transaction.  The Applicants do not intend and have not been advised to treat the Letters of Credit issued hereunder and related transactions as being part of a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Applicants determine to take any action inconsistent with such intention or the Internal Revenue Service claims any Obligations to be part of a "reportable transaction", Cameron will promptly notify the Letter of Credit Issuer of such intent or such claim.

(s) Foreign Assets Control Regulations, etc.. (i) No Letter of Credit will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Neither Cameron nor any of its Subsidiaries (A) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (B) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  Cameron and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(iii) No Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to Cameron and its Subsidiaries.

(t) Obligations Pari Passu.  The obligations of each Applicant arising under this Agreement and the Credit Documents rank pari passu and equal in right of payment with all of the other Indebtedness of the Applicants and their Subsidiaries, which is not by its terms secured by any assets of each Applicant and its Subsidiaries, and which is not subordinate in right of payment to any other Indebtedness of such Applicant or its Subsidiaries.

(u) Not a Representative.  Each Applicant is acting for itself and for no other Person or entity in requesting the issuance of each Letter of Credit, except to the extent that Cameron is acting as a co-applicant with a Subsidiary Applicant.

ARTICLE V

COVENANTS

           During the term of this Agreement, unless the Letter of Credit Issuer shall otherwise consent in writing:

Section 5.01. Financial Reporting.  Cameron will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Letter of Credit Issuer, except to the extent already furnished to Citibank, N.A., as a Lender under the JPMorgan Credit Agreement:

(a) On or before the earlier of (i) 90 days after the close of each of its fiscal years and (ii) the date on which filing such report with the SEC is required (taking into account any extensions granted by the SEC), an unqualified audit report certified by Ernst & Young, L.L.P., or any other independent certified public accountants reasonably acceptable to the Letter of Credit Issuer, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related profit and loss and statement of change of shareholders' equity, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Event of Default or Default, or if, in the opinion of such accountants, any Event of Default or Default shall exist, stating the nature and status thereof; provided that, if any financial statement referred to in this Section 5.01(a) is readily available on-line through EDGAR as of the date on which such financial statement is required to be delivered hereunder and Cameron shall have notified the Letter of Credit Issuer in its Compliance Certificate that such financial statement is so available, Cameron shall not be obligated to furnish copies of such financial statements.  The 90-day period referenced above shall be extended for up to 15 days for any fiscal year as to which Cameron has received an extension from the SEC for the filing of its annual report on SEC Form 10K.

(b) On or before the earlier of (i) 45 days after the close of the first three quarterly periods of each of its fiscal years and (ii) the date on which filing such report with the SEC is required (taking into account any extensions granted by the SEC), for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated profit and loss and statement of change of shareholders' equity and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Responsible Officer of Cameron; provided that, if any financial statement referred to in this Section 5.01(b) is readily available on-line through EDGAR as of the date on which such financial statement is required to be delivered hereunder and Cameron shall have notified the Letter of Credit Issuer in its Compliance Certificate that such financial statement is so available, Cameron shall not be obligated to furnish copies of such financial statements.  The 45-day period referenced above shall be extended for up to 15 days for any fiscal quarter as to which Cameron has received an extension from the SEC for the filing of its quarterly report on SEC Form 10Q.

(c) Together with the financial statements required under Sections 5.01(a) and (b), a Compliance Certificate signed by a Responsible Officer of Cameron showing the calculations necessary to determine compliance with this Agreement and stating that no Event of Default or Default exists, or if any Event of Default or Default exists, stating the nature and status thereof.

(d) As soon as possible and in any event (i) within 30 days after Cameron knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 Business Days after Cameron knows that any other Termination Event with respect to any Plan has occurred, a statement, signed by a Responsible Officer of Cameron, describing such Termination Event and the action which Cameron proposes to take with respect thereto.

(e) As soon as possible and in any event within 30 days after receipt by Cameron, a copy of (i) any notice or claim to the effect that Cameron or any of its Subsidiaries is or may be liable to any Person as a result of the release by Cameron, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Cameron or any of its Subsidiaries, which, in either case, could reasonably be expected to exceed $5,000,000.

(f) Promptly upon the furnishing thereof to the shareholders of Cameron, copies of all financial statements, reports and proxy statements so furnished.

(g) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Cameron or any of its Subsidiaries files with the SEC, provided that, if such registration statements and reports are readily available on-line through EDGAR and Cameron shall have notified the Letter of Credit Issuer in writing that such registration statements or reports are so available, Cameron shall not be obligated to furnish copies of such documents.

(h) Such other information (including non financial information) as the Letter of Credit Issuer may from time to time reasonably request, including, without limitation, information requested in order for the Letter of Credit Issuer to comply with the USA Patriot Act.

Section 5.02. Use of Proceeds.  Cameron will, and will cause each Subsidiary to, use the Letters of Credit for general corporate purposes related to the business of Cameron, including (in the case of certain international jurisdictions to be approved by the Letter of Credit Issuer) to back-stop Bank Guaranties with Protective Letters of Credit.  No Applicant will, nor will it permit any Subsidiary to, use any of the proceeds of the Letters of Credit to purchase or carry any "margin stock" (as defined in Regulation U).  Notwithstanding anything in this Section 5.02 to the contrary, the terms of this Section 5.02 shall not restrict Cameron and its Subsidiaries from continuing to use the pool of funds treasury management approach that they have used on a consistent basis during the 12 months immediately prior to the Effective Date.

Section 5.03. Notice of Default.  Cameron will, and will cause each Subsidiary to, give prompt notice in writing to the Letter of Credit Issuer of the occurrence of any Event of Default or Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

Section 5.04. Conduct of Business.  Cameron will, and will cause each Subsidiary to, continue to operate its core business in the oil field service industry and in other reasonably related industries and carry on and conduct its business in substantially the same manner as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted where the failure to so maintain its authority could reasonably be expected to cause a Material Adverse Effect; provided that Subsidiaries may enter into mergers permitted by Section 5.13 and may (other than in the case of Subsidiary Applicants) be liquidated if such liquidation may not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Taxes.  Cameron will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

Section 5.06. Insurance.  Cameron will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and Cameron will furnish to the Letter of Credit Issuer upon request a summary of the insurance carried.

Section 5.07. Compliance with Laws.  Cameron will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect or for which the compliance is being contested in good faith by appropriate proceedings.  Cameron will, and will cause each Subsidiary to, comply with any letter of credit customs or practice now or later applicable to it in connection with any Letter of Credit.

Section 5.08. Maintenance of Properties.  Cameron will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

Section 5.09. Inspection.  Cameron will, and will cause each Subsidiary to, permit the Letter of Credit Issuer, by its representatives and agents, to inspect any of the Property, books and financial records of Cameron and each Subsidiary, to examine and make copies of the books of accounts and other financial records of Cameron and each Subsidiary, and to discuss the affairs, finances and accounts of Cameron and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Letter of Credit Issuer may designate  The Letter of Credit Issuer shall give Cameron three (3) Business Days' notice of each such inspection, shall schedule such inspections during normal business hours, shall conduct the inspection in a manner that does not unreasonably and materially interfere with the business operations of Cameron and its Subsidiaries, and if no Event of Default has occurred and is continuing, shall conduct no more than one inspection during each calendar year.  When no Event of Default has occurred and is continuing, any such inspection or examination shall be at the Letter of Credit Issuer's cost and expense.  When an Event of Default has occurred and is continuing, any such inspection or examination shall be at Cameron's cost and expense.

Section 5.10. Credit Agreement Notices.  Cameron will promptly provide the Letter of Credit Issuer with a copy of all amendments, waivers and notices delivered by or to Cameron or its Material Subsidiaries under the JPMorgan Credit Agreement, or any refinancing or replacement thereof, if, at the time such amendment, waiver or notice is adopted or given, the Letter of Credit Issuer is no longer a lender under the JPMorgan Credit Agreement or such refinancing or replacement thereof.

Section 5.11. Capital Stock and Dividends.  If a Default or Event of Default exists before or after giving effect thereto, Cameron will not, nor will it permit any Subsidiary to, (a) issue (except by a Subsidiary to Cameron or any Wholly-Owned Subsidiary) any preferred stock, other capital stock or any equity securities of any kind, in each case, subject to sinking fund payments or other mandatory redemptions or payments prior to the Maturity Date or (b) declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock and dividends payable in cash to Cameron or a Wholly-Owned Subsidiary of Cameron) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding.

Section 5.12. Indebtedness. (a) Cameron will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except (i) the Obligations (including the Reimbursement Obligations), (ii) Indebtedness which, in accordance with GAAP is required to be shown on the balance sheet of such Person (other than Indebtedness owed by one of Cameron's Wholly-Owned Subsidiaries to Cameron or to another Wholly-Owned Subsidiary), (iii) in an aggregate amount outstanding at any time not in excess of $100,000,000 consisting of (A) Contingent Obligations in respect of a Person other than Cameron or another Subsidiary and/or (B) Attributable Debt as lessor or guarantor under Synthetic Leases or, without duplication, other Off-Balance Sheet Liabilities, and (iv) Attributable Debt as seller, originator, or guarantor under accounts or notes receivable financing or securitization programs in an aggregate amount outstanding at any time not in excess of $150,000,000.

(b) Notwithstanding the foregoing, Cameron will not permit the Subsidiaries to create, incur or suffer to exist any Indebtedness (exclusive of any Indebtedness in the form of the Obligations and any Indebtedness owed to Cameron or to a Subsidiary) in an aggregate amount outstanding at any time in excess of the greater of (i) $200,000,000 and (ii) 15% of Consolidated Net Worth at such time; provided that, with respect to any Subsidiary acquired by Cameron (or by any Subsidiary) after the date of this Agreement, for purposes of calculating compliance with this Section 5.12, there shall be excluded from such calculation the amount of Indebtedness owed by any such Subsidiary prior to its acquisition, other than any Indebtedness created in anticipation of such acquisition, if Cameron provides to the Letter of Credit Issuer a balance sheet of such acquired Subsidiary as of a recent date evidencing the amount of such Indebtedness.  To satisfy the foregoing requirement, any such balance sheet must be (A) audited by independent certified public accountants reasonably acceptable to the Letter of Credit Issuer or (B) if Cameron provides to the Letter of Credit Issuer the balance sheet of such acquired Subsidiary for the fiscal year of such Subsidiary then most recently ended, but such year end balance sheet is either (1) audited by independent certified public accountants not reasonably acceptable to the Letter of Credit Issuer or (2) audited by independent certified public accountants reasonably acceptable to the Letter of Credit Issuer, but not relating to a recent date as reasonably determined by the Letter of Credit Issuer, then reviewed by independent certified public accountants reasonably acceptable to the Letter of Credit Issuer.

Section 5.13. Merger.  Cameron will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Wholly-Owned Subsidiary may merge into Cameron or any Wholly-Owned Subsidiary of Cameron and (b) Cameron or any Subsidiary may merge or consolidate with any other Person, so long as immediately thereafter (and after giving effect thereto), (i) no Event of Default or Default exists, (ii) in the case of a merger or a consolidation involving Cameron, Cameron is the continuing or surviving corporation, and (iii) in the case of a merger or a consolidation involving a Subsidiary Applicant, if such Subsidiary Applicant is not the continuing or surviving entity, then the continuing or surviving entity has agreed in writing to assume the obligations of such Subsidiary Applicant under the Credit Documents.

Section 5.14. Sale of Assets.  Cameron will not, nor will it permit any Subsidiary to enter into any Asset Disposition from on and after the date of this Agreement, except for Asset Dispositions that in the aggregate do not constitute a Substantial Portion of the Property of Cameron and the Subsidiaries.  Notwithstanding the foregoing, Cameron (or its Subsidiaries) may enter into and consummate an Asset Disposition that individually, or when aggregated with prior Asset Dispositions made after the date of this Agreement, would constitute a Substantial Portion of the Property of Cameron and its Subsidiaries if:  (a) concurrently with its entering into such Asset Disposition, Cameron gives notice of its intent to (i) use the net cash proceeds from such Asset Disposition to replace the assets which are the subject of such disposition or (ii) otherwise reinvest such net cash proceeds in capital assets, (b) such replacement or reinvestment is completed within 180 days after the date Cameron (or its applicable Subsidiary) receives the net cash proceeds from the applicable Asset Disposition, and (c) the net proceeds received from such Asset Disposition equal or exceed (in the reasonable opinion of two Responsible Officers of Cameron) the fair market value of the Property transferred.

Section 5.15. Sale of Accounts.  Cameron will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable arising in the ordinary course of business on terms customary in the trade and which are due within 120 days after the invoice date, with or without recourse, other than in connection with accounts or notes receivable financing or securitization programs permitted under Section 5.12(a)(iv).

Section 5.16. Liens.  Cameron will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of Cameron or any of its Subsidiaries, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of any Applicant or its Subsidiaries.

(e) Liens existing on the date hereof and described in Schedule 5.16.

(f) Liens in the form of cash collateral in an aggregate outstanding amount not at any time exceeding $350,000,000 securing the obligations of any Person in respect of commercial letters of credit, standby letters of credit, and bank guaranties, in each case, which support performance obligations.

(g) Liens other than those permitted by subsections (a) through (f) above securing Indebtedness not at any time exceeding in the aggregate 10% of Consolidated Net Worth.

Section 5.17. Affiliates.  Cameron will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Cameron's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Cameron or such Subsidiary than Cameron or such Subsidiary would obtain in a comparable arms length transaction.

Section 5.18. Environmental Matters.  Cameron will, and will cause each Subsidiary to, (a) conduct its business so as to comply with all applicable material Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any applicable material Environmental Law, except where failure to comply or take action could not reasonably be expected to have a Material Adverse Effect and (b) establish and maintain a management system designed to ensure compliance with applicable material Environmental Laws and minimize financial and other risks to Cameron and each Subsidiary arising under applicable material Environmental Laws or as the result of environmentally related injuries to Persons or Property.  If the Letter of Credit Issuer at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by Cameron or any of the Subsidiaries, or any material liability arising thereunder or related to a Release of Hazardous Materials on any real property owned, leased, or operated by any Applicant or any of the Subsidiaries or a Release on real property adjacent to such real property, then Cameron shall, upon the request of the Letter of Credit Issuer, provide the Letter of Credit Issuer with all such reports, certificates, engineering studies, and other written material or data relating thereto as the Letter of Credit Issuer may reasonably require.

Section 5.19. Restrictions on Subsidiary Payments.  Cameron shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock, (b) make loans or advances to Cameron, or (c) repay loans or advances from Cameron, in each case, if the Subsidiaries subject to all such indentures, agreements, instruments or other arrangements would, individually or in the aggregate, hold or constitute 10% or more of either the consolidated assets or Consolidated EBITDA of Cameron.

Section 5.20. ERISA Compliance.  With respect to any Plan, neither Cameron nor any Subsidiary shall (a) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $25,000,000, whether or not waived; (b) permit the occurrence of any Termination Event which could result in a liability to any Applicant or any other member of the Controlled Group in excess of $25,000,000; (c) become an "employer" (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a "substantial employer" (as such term in defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiemployer Plan under circumstances such that withdrawal from such Multiemployer Plan could reasonably be expected to have a Material Adverse Effect or a material adverse effect on Cameron or its ability to perform its obligations under this Agreement or any other material Credit Document; or (d) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan, in each case, which could result in liability to any Applicant or any other member of a Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.21. Total Debt to Total Capitalization Ratio.  Cameron, on a consolidated basis with the Subsidiaries, shall not permit the ratio of Total Debt to Total Capitalization to be greater than 60% at any time.

Section 5.22. Post-Closing Obligations.

(a) Not later than 10 Business Days after the Effective Date (or a later date acceptable to the Letter of Credit Issuer in its sole discretion), Cameron shall deliver to the Letter of Credit Issuer a legal opinion of external New York counsel to the Applicants in form and substance reasonably acceptable to the Letter of Credit Issuer.

(b) Not later than 15 Business Days after the Effective Date (or a later date acceptable to the Letter of Credit Issuer in its sole discretion), Cameron shall deliver to the Letter of Credit Issuer certificates of qualification for Cameron in each state in which Cameron is qualified to do business.

(c) Not later than 40 Business Days after the Effective Date (or a later date acceptable to the Letter of Credit Issuer in its sole discretion), Cameron shall execute and deliver all documents and take all actions required of it in connection with the installation of the CitiDirect Electronic Platform and the respective trade modules.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

(a) Any representation or warranty made or deemed made by or on behalf of Cameron or any Material Subsidiary to the Letter of Credit Issuer under or in connection with this Agreement, any issuance of a Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Credit Document shall be materially false on the date such representation or warranty is made or deemed made.

(b) Nonpayment of (i) principal of any Reimbursement Obligation or Demand Loan when due and payable in accordance with Section 2.03, (ii) any amount required to be delivered as cash collateral pursuant to Section 2.13 or Section 6.02 or (iii) interest upon any Demand Loan or Reimbursement Obligation or any Commitment Fee, Issuance Fee or any other obligations under Section 2.03 or any of the Credit Documents within five days after the same becomes due.

(c) The breach by any of the Applicants of any of the terms or provisions of Sections 5.02, 5.03, and 5.10 through 5.21, inclusive.

(d) The breach by any of the Applicants (other than a breach which constitutes an Event of Default under another Section of this Article VI) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Letter of Credit Issuer.

(e) Failure of Cameron or any Material Subsidiary to pay when due any Indebtedness aggregating in excess of $75,000,000 ("Material Indebtedness"); or the default by Cameron or any Material Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Cameron or any Material Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or Cameron or any Material Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due; or the occurrence of any "Default" under and as defined in the JPMorgan Credit Agreement.

(f) Cameron or any Material Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws (or comparable foreign laws) as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws (or comparable foreign laws) as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying, or file an answer admitting, the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set out in this Section 6.01(f) or (vi) fail to contest in good faith any appointment or proceeding described in Section 6.01(g).

(g) Without the application, approval or consent of Cameron or any Material Subsidiary a receiver, trustee, examiner, liquidator or similar official shall be appointed for Cameron or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 6.01(f)(iv) shall be instituted against Cameron or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

(h) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of Cameron and its Material Subsidiaries which, when taken together with all other Property of Cameron and its Material Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

(i) Cameron or any Material Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $50,000,000) (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(j) The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $50,000,000 or any Reportable Event that could reasonably be expected to have a Material Adverse Effect shall occur in connection with any Plan.

(k) Cameron or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Cameron or any other member of the Controlled Group as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $10,000,000 per annum.

(l) Cameron or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of any Applicant and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $25,000,000.

(m) Cameron or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by Cameron, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

(n) Any Change in Control shall occur.

(o) The occurrence of any "default" under any Credit Document (other than this Agreement), the breach of any of the terms or provisions of any Credit Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

Section 6.02. Remedies.

(a) If any Event of Default described in Section 6.01(f) or Section 6.01(g) occurs with respect to any Applicant, the obligation and commitment of the Letter of Credit Issuer to issue Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Letter of Credit Issuer and the Applicants will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Letter of Credit Issuer for deposit into an L/C Collateral Account, immediately available funds in an amount such that the L/C Collateral Accounts contain cash collateral in an amount equal to 100% of the then aggregate Letter of Credit Liabilities with respect to each outstanding Letter of Credit in the currency in which such Letter of Credit is denominated.

(b) If any Event of Default other than an Event of Default under Section 6.01(f) or Section 6.01(g) exists, the Letter of Credit Issuer may (i) terminate or suspend the obligation and commitment of the Letter of Credit Issuer to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each of the Applicants hereby expressly waives, and (ii) upon notice to the Applicants and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Applicants to pay, and the Applicants will, forthwith upon demand (and without any further notice or act), pay to the Letter of Credit Issuer for deposit into an L/C Collateral Account, immediately available funds in an amount such that the L/C Collateral Accounts contain cash collateral in an amount equal to 100% of the then aggregate Letter of Credit Liabilities with respect to each outstanding Letter of Credit in the currency in which such Letter of Credit is denominated.

(c) So long as any Letter of Credit is outstanding, amounts deposited in an L/C Collateral Account, if any, shall only be applied by the Letter of Credit Issuer to the payment of Reimbursement Obligations, Issuance Fees and Commitment Fees that are due and payable.  If no Letter of Credit remains outstanding, and the Commitment Termination Date has occurred or an Event of Default is continuing, the Letter of Credit Issuer may apply the remaining amounts deposited in any L/C Collateral Account, if any, to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Applicants to the Letter of Credit Issuer under the Credit Documents.

(d) At any time while any Event of Default is continuing, neither the Applicants nor any Person claiming on behalf of or through the Applicants shall have any right to withdraw any of the funds held in any L/C Collateral Account.

(e) If, following the deposit of cash collateral pursuant to this Section 6.02,

(i) all Events of Defaults are cured or waived and no Event of Default is continuing, the remaining amounts deposited in any L/C Collateral Account, if any, shall be returned by the Letter of Credit Issuer to the Applicants to the extent such cash collateral is not otherwise expressly required under the terms of this Agreement; or

(ii) all of the Obligations have been indefeasibly paid in full, all Letters of Credit have expired or been terminated, and the Commitment has been terminated, in each case, any funds remaining in any L/C Collateral Account shall be returned by the Letter of Credit Issuer to the Applicants or paid to whomever may be legally entitled thereto at such time; or

(iii) within 30 days after acceleration of the maturity of the Obligations or termination of the obligation and the commitment of the Letter of Credit Issuer to issue Letters of Credit hereunder as a result of any Event of Default (other than any Event of Default as described in Section 6.01(f) or Section 6.01(g) with respect to any Applicant) and before any judgment or decree for the payment of the Obligations due have been obtained or entered, the Letter of Credit Issuer shall, by notice to the Applicants, rescind and annul such acceleration and/or termination and the Letter of Credit Issuer shall promptly release all or part of the cash collateral, as applicable, to the Applicants to the extent such cash collateral is not otherwise required under the terms of this Agreement.

Section 6.03. Application of Amounts Received Following the Occurrence of an Event of Default.  Upon the occurrence and during the continuance of any Event of Default, any amounts received by the Letter of Credit Issuer from any Applicant shall be applied to the Obligations in the following order of priority:

(a) first, to the payment of any and all out-of-pocket costs and expenses of the Letter of Credit Issuer, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Letter of Credit Issuer under this Agreement or any other Credit Document, until all such fees, costs and expenses have been paid in full;

(b) second, to the payment of any due and unpaid fees to the Letter of Credit Issuer as provided by this Agreement or any other Credit Document, until all such fees have been paid in full;

(c) third, to the payment of accrued and unpaid interest on the Reimbursement Obligations and Demand Loans to the date of such application, until all such accrued and unpaid interest has been paid in full;

(d) fourth, (i) to the payment of principal on all Reimbursement Obligations and Demand Loans, until all such principal has been paid in full, and (ii) to the extent any Letter of Credit Liabilities have not been fully cash collateralized pursuant to Section 6.02 hereof, to the cash collateralization of such Letter of Credit Liabilities.  With respect to Obligations that are not then payable, any amount reserved pursuant to this Section 6.03 shall be deposited in an L/C Collateral Account until such time or times as such Obligations become payable or are terminated; and after such payment or notice, any surplus reserved amount, to the extent not applied to such Obligations, shall be available for distribution in accordance with the priority established in this Section 6.03;

(e) fifth; to the payment of any other outstanding Obligations then due and payable until all such Obligations have been paid in full; and

(f) sixth, any surplus of such amounts remaining after payment in full in cash of all the Obligations and the termination or cash collateralization of all Letters of Credit and the termination in full of the Commitment, shall be paid over to Cameron, or whomever may be lawfully entitled to receive such surplus, in a commercially reasonable time, provided that the Letter of Credit Issuer shall not be liable for any interest, cost or expense in connection with any delay in delivering such proceeds to Cameron or other Person.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Amendments, Etc.  No amendment or waiver of any provision of any Credit Document, nor consent to any departure by the Applicants therefrom, shall in any event be effective unless the same shall be in writing and signed by Citibank, N.A. and each Applicant, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02. Notices, Etc.  (a) Except as otherwise provided in this Section 7.02, all notices and other communications provided for hereunder (other than a Notice of Letter of Credit) shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, if to an Applicant, at Cameron's address or telecopier number set forth below:

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: William Lemmer
Telecopier No.: 713-513-3499
Email address: William.lemmer@c-a-m.com

With a copy to:

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Keith Jennings
Telecopier No.: 713-513-3355
Email address: Keith.Jennings@c-a-m.com

if to the Letter of Credit Issuer, at its address or telecopier number set forth below:

Citibank, N.A.
1615 Brett Road OPS III
New Castle, DE 19720
Attention: Lorie Paulin
Telecopier No.: 212-994-0961
Email address: lorie.paulin@citi.com

With copies to:

Citibank, N.A.
388 Greenwich Street, 34th Floor
New York, NY 10013
Attention:  Robert Malleck
Telephone:  (212) 816-5435
Facsimile:   (646) 192-1688
Email:  robert.malleck@citi.com

Citi Global Energy
2800 Post Oak Blvd., Suite 400
Houston, TX 77056
Attention: Nannette N. Dockal
Telephone: 713-752-5325
Facsimile:  713-481-0245
Email: nannette.n.dockal@citi.com

or, as to any Applicant or the Letter of Credit Issuer, at such other address as shall be designated by such party in a written notice to the other party.

(b) All such notices and communications shall be effective, if mailed, five Business Days after deposit in the mails; if sent by overnight courier, one Business Day after delivery to the courier company; and if sent by telecopier, when received by the receiving telecopier equipment, respectively; provided that notices and communications to the Letter of Credit Issuer shall not be effective until received by the Letter of Credit Issuer during normal business hours and in no event, shall a voice mail message be effective notice, communication or confirmation hereunder.

(c) Each Applicant hereby agrees that it will provide to the Letter of Credit Issuer all information, documents and other materials that it is obligated to furnish to the Letter of Credit Issuer pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Letter of Credit or any Modification of any Letter of Credit, (ii) relates to the termination or reduction of any Commitment under this Agreement, (iii) provides notice of any Default or Event of Default, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Letter of Credit or Modification of any Letter of Credit hereunder or (iv) provides notice of a new Subsidiary Applicant (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Letter of Credit Issuer to oploanswebadmin@citigroup.com. In addition, each Applicant agrees to continue to provide the Communications to the Letter of Credit Issuer in the manner specified in the Credit Documents, but only to the extent requested by the Letter of Credit Issuer.  The Letter of Credit Issuer agrees that the receipt of the Communications by the Letter of Credit Issuer at its email address set forth above during its normal business hours shall constitute effective delivery of the Communications to the Letter of Credit Issuer for purposes of the Credit Documents.

(d) Each Applicant hereby agrees that it will provide to the Letter of Credit Issuer notice of any Notice of Letter of Credit, or any of the information requested by the Letter of Credit Issuer (all such communications being referred to herein collectively as the "CitiDirect Communications"), by transmitting the CitiDirect Communications, in an electronic format under the CitiDirect Electronic Platform (or, prior to the completion of the installation of the CitiDirect Electronic Platform, and thereafter if requested by the Letter of Credit Issuer, in accordance with Section 7.02(a)).

THE CITIDIRECT ELECTRONIC PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE".  THE LETTER OF CREDIT ISSUER DOES NOT WARRANT THE ADEQUACY OF THE CITIDIRECT ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY CITIDIRECT COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE LETTER OF CREDIT ISSUER IN CONNECTION WITH THE CITIDIRECT COMMUNICATIONS OR THE CITIDIRECT ELECTRONIC PLATFORM.  IN NO EVENT SHALL THE LETTER OF CREDIT ISSUER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES' OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, "LETTER OF CREDIT ISSUER PARTIES") HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY LETTER OF CREDIT ISSUER PARTIES OR ANY OTHER PERSON OF CITIDIRECT COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY LETTER OF CREDIT ISSUER PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH LETTER OF CREDIT ISSUER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) Nothing herein shall prejudice the right of the Applicants or the Letter of Credit Issuer to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 7.03. No Waiver; Remedies.  No failure on the part of the Letter of Credit Issuer to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04. Costs, Expenses; Indemnity; Limitation of Liability.  (a)  Each Applicant agrees to pay, upon demand by the Letter of Credit Issuer, (i) all reasonable costs and expenses incurred by the Letter of Credit Issuer or any of its Affiliates in connection with any Letter of Credit and the preparation, execution, delivery, administration, modification and amendment of the Credit Documents and the other documents to be delivered under the Credit Documents, due diligence in connection with the Credit Documents, including the reasonable fees and out-of-pocket expenses of counsel for the Letter of Credit Issuer with respect to preparation, execution and delivery of the Credit Documents and the satisfaction of the matters referred to in Section 3.01, and (ii) all legal and other costs and expenses of the Letter of Credit Issuer incurred during the existence of an Event of Default in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Credit Documents and the other documents to be delivered under the Credit Documents or incurred in connection with any workout, restructuring or bankruptcy.

(b) Each Applicant hereby indemnifies and holds harmless the Letter of Credit Issuer and each of its directors, officers, employees and attorneys (collectively, "Indemnified Parties") from and against any and all expenses, losses, claims, damages, liabilities and expenses (including reasonable fees and disbursements of counsel and claims, damages, losses, liabilities and expenses related to environmental matters) (collectively, "Losses") for which any of them may become liable or which may be incurred by or asserted against an Indemnified Party, in each case arising out of, related to or in connection with (i) any Letter of Credit or any pre-advice of its issuance, (ii) any transaction in which any proceeds of all or any part of the Letters of Credit are applied, (iii) breach by Cameron or any Subsidiary Applicant of any Credit Document, (iv) violation by Cameron or any Subsidiary Applicant of any Environmental Law or any other law, rule, regulation or order, (v) any investigation, litigation, or proceeding, whether or not any Indemnified Party is a party thereto, arising out of or related to or in connection with any of the foregoing or any Letter of Credit or any Credit Document, including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of or honoring a presentation under any Letter of Credit, (vi) any transfer, sale delivery, surrender, or endorsement of any Drawing Document at any time(s) held by any Indemnified Party in connection with any Letter of Credit, (vii) any independent undertaking issued by the beneficiary of any Letter of Credit, (viii) any unauthorized Notice of Letter of Credit or Letter of Credit or error in computer transmission, (ix) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated, (x) any third person seeking to enforce the rights of an Applicant, beneficiary, nominated person, transferee, assignee of letter of credit proceeds or holder of an instrument or document, (xi) the fraud, forgery or illegal action of parties other than the Indemnified Party, (xii) the enforcement of this Agreement or any rights or remedies under or in connection with this Agreement or any Letter of Credit, (xiii) the Letter of Credit Issuer's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation, or (xiv) the acts or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority or cause or event which is beyond the control of such Indemnified Party; in each case expressly including any such losses attributable to the negligence of such Indemnified Party, but excluding any such losses attributable to the gross negligence or willful misconduct of such Indemnified Party as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.  It is the intent of the parties hereto that each Indemnified Party shall, to the extent provided in this Section 7.04(b), be indemnified for its own ordinary negligence. The Letter of Credit Issuer will provide Cameron prompt notice of any matter (other than matters solely among Indemnified Parties) as to which indemnification pursuant to this Section 7.04(b) is claimed.  Any Indemnified Party that proposes to settle or compromise any such indemnified claim shall give Cameron written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding.

(c) Nothing in this Agreement or any other Credit Document, expressed or implied, is intended or shall be so construed as to impose upon the Letter of Credit Issuer any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein.  The liability of the Letter of Credit Issuer (or any other Indemnified Party) under, in connection with, or arising out of this Agreement or any Letter of Credit (or any pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to any direct damages suffered by the Applicants that are determined by a court of competent jurisdiction in a final, non-appealable judgment to have been caused directly by the Letter of Credit Issuer's gross negligence or willful misconduct.  In no event shall the Letter of Credit Issuer be deemed to have failed to act with due diligence or reasonable care if the Letter of Credit Issuer's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  If a Letter of Credit is to be governed by a law other than that of the State of New York, the Letter of Credit Issuer shall not be liable for any Losses resulting from any act or omission by the Letter of Credit Issuer in accord with the UCP or the ISP, as applicable, and each Applicant shall indemnify the Letter of Credit Issuer for all such Losses.  The Applicants' aggregate remedies against the Letter of Credit Issuer and any Indemnified Party for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Applicants to the Letter of Credit Issuer in respect of the honored presentation in respect of such Letter of Credit, plus interest.  Notwithstanding anything to the contrary herein, the Letter of Credit Issuer and the other Indemnified Parties shall not, under any circumstances whatsoever, be liable for any punitive, consequential, indirect or special damages or losses regardless of whether the Letter of Credit Issuer or any Indemnified Party shall have been advised of the possibility thereof or of the form of action in which such damages or losses may be claimed.  The Applicants shall take commercially reasonable actions to avoid and mitigate the amount of any damages claimed against the Letter of Credit Issuer or any Indemnified Party.

(d) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Applicants contained in this Section 7.04 shall survive the payment in full of all Obligations.

Section 7.05. Right of Set-Off.  The Letter of Credit Issuer is hereby authorized at any time and from time to time during the existence of an Event of Default, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Letter of Credit Issuer to or for the credit or the account of any Applicant against any and all of the obligations of such Applicant now or hereafter existing under any Credit Document, irrespective of whether or not the Letter of Credit Issuer shall have made any demand under any Credit Document and although such obligations may be unmatured or not yet payable.  The Letter of Credit Issuer agrees promptly to notify such Applicant after any such set-off and application made by the Letter of Credit Issuer, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Letter of Credit Issuer under this Section are in addition to other rights and remedies (including other rights of set-off) which the Letter of Credit Issuer may have, including, without limitation, the right to set-off against the Reimbursement Account pursuant to Section 2.03.

Section 7.06. Assignments.  (a)  The Letter of Credit Issuer may, in accordance with applicable law, assign to one or more entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Reimbursement Obligations owing to it); provided that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement in respect of its Commitment and the Letter of Credit Liabilities held by the assigning Letter of Credit Issuer pursuant to Section 2.01, (ii) except in the case of an assignment of all of the Letter of Credit Issuer's rights and obligations under this Agreement, the Commitment of the Letter of Credit Issuer and the Reimbursement Obligations owing to it being assigned pursuant to each such assignment (determined as of the effective date of such assignment) shall in no event be less than the Dollar Equivalent of $5,000,000 and shall be in an integral multiple of the Dollar Equivalent of $1,000,000, and (iii) each such assignment shall be to an Eligible Assignee.  Upon the effective date of such assignment, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of a Letter of Credit Issuer hereunder and (y) the Letter of Credit Issuer assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment covering all of an assigning Letter of Credit Issuer's rights and obligations under this Agreement, such Letter of Credit Issuer shall cease to be a party hereto except that the rights under Sections 2.05, 2.06, 2.09 and 7.04 of such Letter of Credit Issuer shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a party hereto).

(b) Notwithstanding any other provision set forth in this Agreement, the Letter of Credit Issuer may at any time create a security interest in all or any portion of its rights under this Agreement (including the Reimbursement Obligations owing to it), including a security interest in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board.

Section 7.07. Governing Law; Entire Agreement.  This Agreement and the other Credit Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law rules (other than Section 5-1401 of the New York General Obligations Law).  Letters of Credit may be subject to the UCP or the ISP, at the Letter of Credit Issuer's option.  This Agreement and the other Credit Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 7.08. Interest.  It is the intention of the parties hereto that the Letter of Credit Issuer shall conform strictly to usury laws applicable to it, if any.  Accordingly, if the transactions with the Letter of Credit Issuer contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Credit Document, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by the Letter of Credit Issuer under any Credit Document shall under no circumstances exceed the maximum amount allowed by such applicable law and any excess shall be cancelled automatically and, if theretofore paid, shall at the option of the Letter of Credit Issuer, be applied on the principal amount of the obligations owed to the Letter of Credit Issuer by the Applicants or refunded by the Letter of Credit Issuer to the Applicants, and (b) in the event that any obligation payable to the Letter of Credit Issuer is accelerated, then such consideration that constitutes interest under law applicable to the Letter of Credit Issuer may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to the Letter of Credit Issuer provided for in any Credit Document or otherwise shall be cancelled automatically as of the date of such acceleration and, if theretofore paid, shall, at the option of the Letter of Credit Issuer be credited by the Letter of Credit Issuer on the principal amount of the obligations owed to it by the Applicants or refunded by the Letter of Credit Issuer to the Applicants.

Section 7.09. Confidentiality.  The Letter of Credit Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a) to its Affiliates and to its and its Affiliates' respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners);

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process;

(d) to any other party hereto;

(e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder;

(f) subject to an agreement containing provisions substantially the same as those of this Section 7.09, (i) to any assignee of, or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) to any actual or prospective counterparty to any swap, derivative or other transaction under which payments are to be made by reference to the Applicants and their obligations, this Agreement or payments hereunder (but only to the extent such counterparty is a commercial bank, financial institution or is otherwise reasonably acceptable to Cameron), (iii) any rating agency, or (iv) to the CUSIP Service Bureau or any similar organization;

(g) with the consent of Cameron; or

(h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 7.09 or (y) becomes available to the Letter of Credit Issuer on a nonconfidential basis from a source other than the Cameron or its Affiliates, excluding any Information from a source which, to the actual knowledge of the Letter of Credit Issuer receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to Cameron.

For purposes of this Section 7.09, "Information" means all information received from Cameron or any of its Subsidiaries relating to Cameron or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Letter of Credit Issuer on a nonconfidential basis prior to disclosure by Cameron or any of its Subsidiaries, excluding any Information from a source which, to the actual knowledge of the Letter of Credit Issuer, has been disclosed by such source in violation of a duty of confidentiality to Cameron.  Any Person required to maintain the confidentiality of Information as provided in this Section 7.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Letter of Credit Issuer contained in this Section 7.09 shall survive the payment in full of all Obligations.

Section 7.10. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 7.11. Domicile of Loans.  The Letter of Credit Issuer may transfer and carry its loans at, to or for the account of any office, Subsidiary or Affiliate of the Letter of Credit Issuer provided that the Letter of Credit Issuer shall not be relieved of its obligations as a result thereof.

Section 7.12. Binding Effect.  This Agreement shall become effective when it shall have been executed by the Applicants and the Letter of Credit Issuer and thereafter shall be binding upon and inure to the benefit of and be enforceable by the Applicants and the Letter of Credit Issuer and their respective successors and assigns, except that the Applicants shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of Citibank, N.A.

Section 7.13. WAIVER OF JURY TRIAL.  THE APPLICANTS AND THE LETTER OF CREDIT ISSUER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE NOTES, ANY LETTER OF CREDIT, ANY OTHER CREDIT DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.14. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.15. FORUM SELECTION AND CONSENT TO JURISDICTION.  THE APPLICANTS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR THE STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE SOUTHERN DISTRICT OF NEW YORK LACKS SUBJECT MATTER JURISDICTION), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING BROUGHT BY THE LETTER OF CREDIT ISSUER ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH APPLICANT HEREBY AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH APPLICANT AGREES THAT ANY ACTION OR PROCEEDING BROUGHT BY CAMERON OR ANY OF ITS SUBSIDIARIES AGAINST THE LETTER OF CREDIT ISSUER OR ITS AFFILIATES ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR THE STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE SOUTHERN DISTRICT OF NEW YORK LACKS SUBJECT MATTER JURISDICTION), AND ANY APPELLATE COURT FROM ANY THEREOF.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LETTER OF CREDIT ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY APPLICANT OR ITS PROPERTIES IN ANY COURT OF COMPETENT JURISDICTION, INCLUDING THE JURISDICTIONS OF INCORPORATION OF ANY APPLICANT NOT INCORPORATED IN THE UNITED STATES.

THE APPLICANTS IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN ACCORDANCE WITH SECTION 7.02.  THE APPLICANTS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE APPLICANTS HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH APPLICANT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE CREDIT DOCUMENTS.

Section 7.16. DAMAGES.  EACH OF THE APPLICANTS AND THE LETTER OF CREDIT ISSUER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN SECTION 7.15 ANY EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL CONSTITUTE A WAIVER BY THE LETTER OF CREDIT ISSUER OF ANY RIGHT TO RECEIVE FULL PAYMENT OF ALL OBLIGATIONS.

Section 7.17. Appointment of Process Agent.  Each Non-U.S. Applicant hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the Effective Date at 111 Eighth Avenue, New York, NY 10011, as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing by certified mail a copy of such process to the applicable Non-U.S. Applicant, in care of the Process Agent at the Process Agent's above address, with a copy to Cameron, at its address specified herein, and each Non-U.S. Applicant hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Non-U.S. Applicant also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein.  Each Non-U.S. Applicant agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section shall affect the right of the Letter of Credit Issuer to serve legal process in any other manner permitted by applicable law or affect the right of the Letter of Credit Issuer to bring any suit, action or proceeding against each Non-U.S. Applicant or its property in the courts of other jurisdictions.

Section 7.18. Patriot Act Notice.  The Letter of Credit Issuer hereby notifies the Applicants that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Applicants, which information includes the name and address of the Applicants and other information that will allow the Letter of Credit Issuer to identify the Applicants in accordance with the Patriot Act.  Cameron shall, and shall cause each of its Affiliates to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Letter of Credit Issuer in order to assist the Letter of Credit Issuer in maintaining compliance with the Patriot Act.

Section 7.19. Survival of Agreements, Representations and Warranties, Etc.  All warranties, representations and covenants made in or in connection with any Credit Document shall be considered to have been relied upon by the Letter of Credit Issuer and shall survive the issuance of any Letter of Credit regardless of any investigation.  In addition, the confidentiality provisions contained in Section 7.09 shall survive the termination of this Agreement.

Section 7.20. Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Letter of Credit Issuer could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Applicant in respect of any such sum due from it to the Letter of Credit Issuer hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Letter of Credit Issuer of any sum adjudged to be so due in the Judgment Currency, the Letter of Credit Issuer may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Letter of Credit Issuer from the Applicants in the Agreement Currency, Cameron agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Letter of Credit Issuer or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Letter of Credit Issuer in such currency, the Letter of Credit Issuer agrees to return the amount of any excess to Cameron (or to any other Person who may be entitled thereto under applicable law).

Section 7.21. Currency Conversion.  All payments of Obligations under this Agreement or any other Credit Document shall be made in U.S. Dollars, except for Letter of Credit Liabilities with respect to Letters of Credit issued in any currency other than Dollars, which shall be repaid, including interest thereon, in such other Approved Currency.  If any payment of any Obligation, whether through payment by any Applicants or the proceeds of any collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Letter of Credit Issuer as the rate quoted by it in accordance with methods customarily used by the Letter of Credit Issuer for such or similar purposes as the spot rate for the purchase by the Letter of Credit Issuer of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Letter of Credit Issuer may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Letter of Credit Issuer does not then have a spot rate for the required currency.  The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, Cameron will pay to the Letter of Credit Issuer such additional amounts (if any) as may be necessary, and the Letter of Credit Issuer will pay to Cameron such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from Cameron under this Section 7.21 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.

Section 7.22. Exchange Rates.

(a) Determination of Exchange Rates.  Not later than 4:00 P.M. (New York time) on each Calculation Date, if any Letter of Credit Liabilities denominated in a currency other than Dollars are outstanding on such date, the Letter of Credit Issuer shall (i) determine the Exchange Rate for each such currency other than Dollars as of such Calculation Date for all such Letter of Credit Liabilities outstanding as of such date and (ii) give notice thereof to Cameron.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 7.20 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalent of any amounts of a currency other than Dollars.

(b) Notice of Foreign Currency Loans and Letters of Credit.   Not later than 4:00 P.M. (New York time) on each Reset Date and each date on which Letters of Credit denominated in a currency other than Dollars are made or issued, the Letter of Credit Issuer shall (i) determine the Dollar Equivalent of the aggregate amounts of Letter of Credit Liabilities denominated in a currency other than Dollars (after giving effect to Letters of Credit denominated in a currency other than Dollars being made, issued, repaid, or cancelled or reduced on such date) and (ii) notify Cameron of the results of such determination.

Section 7.23. Additional Subsidiary Applicants.  (a) A Subsidiary may become a Subsidiary Applicant upon at least five Business Days' prior notice to the Letter of Credit Issuer and Cameron's or such Subsidiary's execution and delivery to the Letter of Credit Issuer of the following:

(i) a joinder agreement in form and substance reasonably satisfactory to the Letter of Credit Issuer, executed by such Subsidiary, under which such Subsidiary (A) joins the Agreement as an Applicant and assumes all the obligations of an Applicant under the Agreement and the other Credit Documents to which it or the other Applicants are a party, (B) agrees to be bound by the provisions of the Agreement or such other Credit Documents as if the Subsidiary had been an original party to the Agreement and to such other Credit Documents, and (C) confirms that, as of the date of such joinder agreement, the representations and warranties set out in the Agreement and the other Credit Documents with respect to such Subsidiary are true and correct and that no Event of Default or Default exists on such date or would result therefrom;

(ii) an updated Schedule 4.01(h)(ii) reflecting the joinder of such Subsidiary as a Subsidiary Applicant, which schedule shall be deemed automatically amended upon the satisfaction of the requirements of this Section 7.23;

(iii) such additional (or amendments to the existing) CitiDirect Documents as the Letter of Credit Issuer reasonably requests in connection with such joinder;

(iv) if such Subsidiary will be a Non-U.S. Applicant, evidence of appointment by such Non-U.S. Applicant of CT Corporation System as its domestic process agent in accordance with Section 7.17;

(v) a legal opinion of Porter & Hedges L.L.P., in form and substance reasonably satisfactory to the Letter of Credit Issuer;

(vi) a legal opinion of in-house counsel to the Applicants, in form and substance reasonably satisfactory to the Letter of Credit Issuer;

(vii) a legal opinion of New York-law counsel to the Applicants, in form and substance reasonably satisfactory to the Letter of Credit Issuer;

(viii) a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying (A) the resolutions of the board of directors of such Subsidiary authorizing the execution of each Credit Document to which such Subsidiary is a party, (B) the charter and bylaws or other applicable organizational documents of such Subsidiary, (C) certificates of existence, good standing and qualification from appropriate government officials with respect to such Subsidiary, (D) all other documents evidencing any necessary company action and governmental, shareholder and third-party consents, approvals and filings, if any, with respect to each such Credit Document and the transactions thereunder, and (E) the names and true signatures of the officers (or agents) authorized to sign each Credit Document to be executed by it; and

(ix) such other documents, governmental certificates, conditions, agreements and lien searches that the Letter of Credit Issuer may reasonably request, including without limitation, information that a Subsidiary Applicant is required by bank regulatory authorities to deliver to the Letter of Credit Issuer under applicable "know your customer" and anti-money laundering rules and regulations, including Title III of the Patriot Act, that has been identified by the Letter of Credit Issuer and notified to such Subsidiary Applicant.

(b) The execution and delivery of any instrument adding an additional Subsidiary Applicant as a party to this Agreement shall not require the consent of any other Applicant hereunder.  The rights and obligations of each Applicant hereunder shall remain in full force and effect notwithstanding the addition of any Subsidiary Applicant as a party to this Agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

APPLICANT:

CAMERON INTERNATIONAL CORPORATION

By:    /S/
Name:  H. Keith Jennings
Title: Vice President and Treasurer

LETTER OF CREDIT ISSUER:

CITIBANK, N.A., as Letter of Credit Issuer

By:   /S/
                      Name: James F. Reilly, Jr.
                      Title:   Vice President

Commitment: $250,000,000

SCHEDULE 1.01(A)

Existing Letters of Credit

Issuer	Beneficiary	Date Issued	Face Amount	Letter of Credit No.	Expiry Date
None.

SCHEDULE 1.01(B)

Pricing Schedule

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Commitment Fee	.150%	.175%	.200%	.250%	.350%	.450%
Issuance Fee – Financial Letters of Credit	1.250%	1.250%	1.500%	2.000%	2.250%	2.500%
Issuance Fee – Performance Letters of Credit	.625%	.625%	.750%	1.000%	1.125%	1.250%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Level I Status" exists at any date if, on such date, Cameron's Moody's Rating is A2 or better or Cameron's S&P Rating is A or better.

"Level II Status" exists at any date if, on such date, (a) Cameron has not qualified for Level I Status and (ii) Cameron 's Moody's Rating is A3 or better or Cameron's S&P Rating is A- or better.

"Level III Status" exists at any date if, on such date, (a) Cameron has not qualified for Level I Status or Level II Status and (ii) Cameron's Moody's Rating is Baa1 or better or Cameron's S&P Rating is BBB+ or better.

"Level IV Status" exists at any date if, on such date, (a) Cameron has not qualified for Level I Status, Level II Status or Level III Status and (ii) Cameron's Moody's Rating is Baa2 or better or Cameron's S&P Rating is BBB or better.

"Level V Status" exists at any date if, on such date, (a) Cameron has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) Cameron's Moody's Rating is Baa3 or better or Cameron's S&P Rating is BBB- or better.

"Level VI Status" exists at any date if, on such date, Cameron has not qualified for Level I Status, Level II Status,  Level III Status, Level IV Status or Level V Status.

"Moody's Rating" means, at any time, the rating issued by Moody's and then in effect with respect to Cameron's senior unsecured long-term debt securities without third-party credit enhancement.

"S&P Rating" means, at any time, the rating issued by S&P and then in effect with respect to Cameron's senior unsecured long-term debt securities without third-party credit enhancement.

"Status" means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The applicable Issuance Fee and Commitment Fee shall be determined in accordance with the foregoing table based on Cameron's Status as determined by the then-current Moody's Rating and S&P Rating.  The credit rating in effect on any date for the purposes of this Pricing Grid is that in effect at the close of business on such date.  If at any time Cameron has neither a Moody's Rating nor an S&P Rating, then Level VI Status, or such other pricing level as may be agreed by Cameron and the Letter of Credit Issuer shall exist.  If the credit ratings from Moody's and S&P fall within different categories, Cameron's Status shall be based on the higher of the two ratings unless the lower rating is two or more levels below the higher rating, in which case the rating which is one level above the lower rating will apply.  If at any time Cameron has only a single rating from either Moody's or S&P, then Cameron's status shall be based on the sole remaining rating.

SCHEDULE 4.01(H)(I)

Subsidiaries

See attached.

SCHEDULE 4.01(H)(II)

Subsidiary Applicants

None.

SCHEDULE 5.16

Liens

Liens of Cameron and its Subsidiaries accounted for as capital lease obligations of Cameron or such Subsidiaries.

The capital lease balance as of September 30, 2010 is as follows:

Cameron $8,924,856
Cameron Canada Corporation $3,001,221
Cameron Technologies U.S., Inc. $313,429
TOTAL $12,239,506

EXHIBIT A

CitiDirect Documents

Attached.

EXHIBIT B

Compliance Certificate

Attached.

EXHIBIT C

Notice of Letter of Credit

Attached.